AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2002.
                                            REGISTRATION NO. 333-75626

 ----------------------------------------------------------------------------
 ----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                  FORM S-1/A

                              AMENDMENT NUMBER 5

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                                 ABIDON INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                      6510                       36-4340367
 ----------------       ----------------------------      -------------------
  (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
  JURISDICTION OF       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
 INCORPORATION OR
   ORGANIZATION)
                                ---------------

                       5301 E. STATE STREET, SUITE 215
                           ROCKFORD, ILLINOIS 61108
                                (815) 226-8700
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               HOWARD P. MILLER
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       5301 E. STATE STREET, SUITE 215
                           ROCKFORD, ILLINOIS 61108
                                (815) 226-8700
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
 Securities Act of 1933, check the following box.             [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
 effective registration statement for the same offering.      [   ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
 statement for the same offering.                             [   ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
 statement for the same offering.                             [   ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434,
 please check the following box.                              [   ]


                       CALCULATION OF REGISTRATION FEE
 ============================================================================
                                            PROPOSED            AMOUNT OF
      TITLE OF EACH CLASS OF            MAXIMUM AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED          OFFERING PRICE (1)         FEE


    Common Stock, par value
        $0.0001 per share                $90,000,000            $8,280.00

 ============================================================================
 (1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

                                ---------------

 Information contained herein is subject to completion of Amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Abidon Inc. has not made any preliminary distributions of our prospectus and will not make any distribution prior to the effective date of this registration.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.


                                  ABIDON INC.

                                 COMMON STOCK
                               5,000,000 SHARES

 "RISK FACTORS" See "Risk Factors" on Page 9 for certain considerations relevant to an investment in the common stock.


 The shares of Common Stock have not been approved for quotation on the NASDAQ National Market. No quotation has been applied for on the NASDAQ National Market. Abidon has not submitted an application to the NASDAQ national market or any automated quotation system of a national or foreign securities association.

 These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                         INITIAL PUBLIC        PROCEEDS TO
                         OFFERING PRICE        ABIDON INC.

 Per Share                    $18.00                $18.00
 Total                   $90,000,000           $90,000,000




 This is a best efforts self-underwritten offer.

 There is no minimum number of shares that must be sold for this offering to be complete. Investors will not receive their money back even if only a nominal amount of the offering proceeds are raised. We estimate the 5,000,000 shares will all be sold within two years from the effective registration date. There has been no arrangement to place the funds in an escrow, trust, or similar account. The investors will understand the funds will be used according to the use of proceeds as outlined in the use of proceeds paragraph, even if only a nominal amount of the offering proceeds are raised and will not get their money back.

                              TABLE OF CONTENTS

                                                            Page
 Prospectus Summary.....................................      6
 Risk Factors...........................................     10
 Use of Proceeds........................................     15
 Dividend Policy........................................     18
 Capitalization.........................................     28
 Dilution...............................................     29
 Selected Combined Financial Data.......................     30
 Selected Combined Financial Data.......................     34
 Management's Discussion and Analysis of Financial
   Condition and Results of Operations..................     40
 Business...............................................     45
 Management.............................................     63
 Certain Transactions...................................     68
 Principal Stockholders.................................     68
 Description of Capital Stock...........................     71
 Shares Eligible for Future Sale........................     72
 Legal Matters..........................................     73
 Experts................................................     73
 Additional Information.................................     74
 Index to Financial Statements..........................    F-1


=============================================================================
=============================================================================

                                    SHARES

                                 ABIDON, INC.

                                 COMMON STOCK
                         (PAR VALUE $.0001 PER SHARE)

                                    [LOGO]

 The date of this Prospectus is May 15, 2002.

 PROSPECTUS SUMMARY


 5,000,000 shares of Common Stock offered. The aggregate offering price to the public is $90,000,000. This is a best efforts offering at $18.00 per share to the public. The proceeds of the offering are to promote Abidon.com services. The growth of services will add additional page capacity. The development will add detail and usability of our services for both buyers and sellers. The stock is being offered by Abidon Inc. All stock is Common Stock and has dividend rights and voting rights.

 Abidon Inc. is in the following business - leasing commercial real estate, which represents 49% of sales, sales of antiques, which represents 49% of sales, and Internet services, which represents 2% of sales. Abidon intends to invest into the Internet service sector. On our Internet service site which contains our home page, store and auction site, we generate income by selling our advertisement banners.


 BUSINESS COMBINATIONS


 The following statements show the results of operations from 1994 through 1999 for Rockford Investors Partnership, in the business of leasing its commercial real estate properties, and State Street Investors of Rockford, Inc., in the business of leasing its real estate properties. Rockford Investors Partnership was originally Rockford Investors, Inc. Incorporated on December 19, 1985, it consisted of 81 shares of stock. State Street Investors of Rockford, Inc.was incorporated on June 8, 1989 and consisted of 110 shares of stock.

 East State Street Antiques Mall, in the business of selling antiques, was started in 1986 by Howard Miller dba The East State Street Antiques Mall. It was incorporated November 9, 1999 and issued twenty shares of stock. These three corporations merged into UBuy2 Inc. on January 24, 2000.

 On January 24, 2000 the combination of East State Street Antiques Mall, Rockford Investors, Inc., State Street Investors of Rockford, Inc. formed UBuy2. All three companies were dissolved upon the completed combination into UBuy2 Inc.


 The name was changed from UBuy2 Inc. to Abidon, Inc. on April 6, 2000.

                                 THE OFFERING


 Common Stock offered by Abidon.....    5,000,000 shares

 Common Stock to be outstanding after
 this offering......................    22,050,00 shares
 Use of proceeds....................    For capital expenditures, new
                                        technology, working capital,
                                        products and services.  See "Use
                                        of Proceeds."





                        SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Year ended
                                             December 31
                                     ---------------------------
                                      1999       2000       2001
                                     ---------------------------
 STATEMENT OF INCOME DATA:

 Net Revenues                        $3878      $3826      $3522
 Gross Profit                         1972       1943       1816
 Income from operations               (107)      (119)      (127)
 Net income                            494        154         59
 Net income per share                $5.79      $.009      $.003
 Shares Basic                           85     17,050     17,050



                                -------------------------------------------
                                           DECEMBER 31, 2001
                                -------------------------------------------
                                                          PRO FORMA
                                 ACTUAL    PRO FORMA     AS ADJUSTED
                                -------------------------------------------
 BALANCE SHEET DATA:

 Cash and cash equivalents         $79         $79
 Working capital
 Total assets                    4,279       4,279
 Debt and long-term liability    1,800       1,800
 Total stockholders' equity      2,479       2,479


 NOTE: The financial information is combined for year 1999 for East State Street Mall, Investors of Rockford, Inc., and Rockford Investors Partnership. Years 2000 and 2001 are for Abidon Inc.


 SUMMARY OF FINANCIAL INFORMATION

                                                 State St. Investors of Rockford, Inc
                                                           Income Statement

                     12 mos. ended 12 mos. ended 12 mos. ended  12 mos. ended 12 mos. ended 12 mos. ended
                     Dec. 31, 1999 Dec. 31, 1998 Dec. 31, 1997  Dec. 31, 1996 Dec. 31, 1995 Dec. 31, 1994
                      ------------  ------------  ------------  ------------   ------------  ------------
 Income               1,319,730.38  1,336,506.63  1,294,652.43  1,262,046.91  1,235,282.46   1,125,946.28

 Cost of Sales          115,479.84    121,023.30    105,494.89     99,979.25     95,156.00      69,089.75
                      ------------  ------------  ------------  ------------   ------------  ------------
 Gross Profit         1,204,250.54  1,215,483.33  1,189,157.54  1,162,067.66  1,140,126.46   1,056,856.53

 Total Expenses         803,819.14    726,089.82    736,363.43    770,743.26    659,363.53     631,808.28
                      ------------  ------------  ------------  ------------   ------------  ------------
 Profit Before Taxes    400,431.40    489,393.51    452,794.11    391,324.40    490,762.93     425,048.25
                      ------------  ------------  ------------  ------------   ------------  ------------

 Income Per Shares   $    3,640.29 $    4,449.04 $    4,116.31 $    3,557.50  $   4,312.71  $    3,414.58
                      ------------  ------------  ------------  ------------   ------------  ------------
 Basic Shares
 Outstanding                   110           110           110           110           110            110
                      ------------  ------------  ------------  ------------   ------------  ------------
 Dividend Paid       $    4,000.00 $    4,000.00 $    4,000.00 $    4,000.00  $   3,950.00  $    4,000.00
 Per Share            ------------  ------------  ------------  ------------   ------------  ------------


                                            Unaudited


 SUMMARY FINANCIAL INFORMATION

                                     East State Antique Malls
                                         Income Statement

                            12 mos. ended   12 mos. ended  12 mos. ended
                            Dec. 31, 1999   Dec. 31, 2000  Dec. 31, 2001
                            -------------   -------------  -------------
     Income                     2,095,795       1,968,555      1,716,724

     Identifiable Assets            4,255          26,774         45,383

     Operating Income              47,403          52,135       (218,704)


                      See Auditor's Segment Information
                                 F-1, Pg. 11




 SUMMARY OF FINANCIAL INFORMATION

                                                    Rockford Investors Partnership

                                                           Income Statement


                     12 mos. ended 12 mos. ended 12 mos. ended  12 mos. ended 12 mos. ended 12 mos. ended
                     Dec. 31, 1999 Dec. 31, 1998 Dec. 31, 1997  Dec. 31, 1996 Dec. 31, 1995 Dec. 31, 1994
                      ------------  ------------  ------------  ------------   ------------  ------------
 Income                 479,425.50    463,359.46    431,196.36    440,830.43     423,650.84    412,972.23

 Cost of Sales           31,552.95     38,434.00     10,781.00     32,787.42      30,500.00     35,000.00
                      ------------  ------------  ------------  ------------   ------------  ------------
 Gross Profit           447,872.55    424,925.46    420,415.36    408,043.01     393,150.84    377,972.23

 Total Expenses         277,801.53    274,925.20    236,729.83    257,595.75     248,328.91    221,607.13
                      ------------  ------------  ------------  ------------   ------------  ------------
 Profit Before
 Taxes                  170,071.02    150,000.26    183,685.53    150,447.26     144,821.93    156,365.10
                      ------------  ------------  ------------  ------------   ------------  ------------
 Income Per          $    2,099.65 $    1,851.86 $    2,267.73 $    1,857.38  $    1,787.93 $    1,930.44
 Shares               ------------  ------------  ------------  ------------   ------------  ------------

 Basic Shares                   81            81            81           81           81             81
 Outstanding          ------------  ------------  ------------  ------------   ------------  ------------

 Dividend Paid       $    2,000.00 $    1,900.00 $    2,000.00 $    2,000.00  $    1,900.00 $    2,000.00
 Per Share            ------------  ------------  ------------  ------------   ------------  ------------


                                  Unaudited


                                 RISK FACTORS

 This offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating Abidon, Inc. and its business before purchasing any of the shares of Common Stock of Abidon. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Abidon's plans, objectives, expectations and intentions. When used in this Prospectus, the words "expects," "anticipates," "intends," and "plans" and similar expressions are intended to identify certain of these forward-looking statements. The cautionary statements in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Abidon's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.





 RISKS RELATED TO REAL ESTATE PROPERTIES - PROFITABILITY


 There always exists the possibility of an economic slowdown or over building of rental property in our local geographic area where there is a possibility of our tenants not renewing or defaulting on their leases. There is a possibility of releasing any cancelled or defaulted lease agreements. Abidon's income would be greatly reduced if such an occurrence was to happen and therefore would be unable to make their mortgage payment.


 MATERIAL RISK ON REAL PROPERTY

 There is a possibility that acts of God - fire from lightning, wind, earthquakes, flood - could materially damage our real properties. Any such event could have a material adverse effect on Abidon's business, results of operation and financial condition.

 LIQUIDITY

 There is a possibility of the real value of the real estate properties declining in value. This event could have a material adverse effect on Abidon's business, results of operation, and financial condition.

 ENVIRONMENTAL

 There is a possibility of an environmental violation or exposure. If there is an event of environment violation, the potential cost of remedy would have a material adverse effect on Abidon's business results of operation and financial condition.

 INSURANCE ON REAL ESTATE

 There is always a possibility of Abidon real estate properties having a fire or the possibility of an earthquake, flood damage, or vandalism damage. Although Abidon has insurance to cover such a loss, the business would be disrupted and could cost Abidon a substantial amount of funds above the amount the insurance company would pay. Also, the insurance company could go out of business at the time the incident occurred and Abidon would be unable to collect for their loss.

 RISKS RELATED TO EAST STATE ANTIQUE MALL - PROFITABILITY

 There is a risk that our rentals cannot be renewed or replaced. If Abidon Inc. is unable to renew or replace the existing tenants our income would decline and this would affect our profitability.





 MANAGEMENT OF POTENTIAL GROWTH


 There is a possibility that Abidon's current personnel will not be adequate to support Abidon's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that Abidon management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. The failure of Abidon to manage growth effectively could have a material adverse effect on Abidon's business results of operations and financial condition.



 DEPENDENCE ON KEY PERSONNEL ON THE INTERNET

 Abidon's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel. Abidon's performance also depends on Abidon's ability to retain and motivate its other officers and key employees and could have a material effect on Abidon's business, results of operations and financial condition. Abidon is dependent on key personnel, Howard Miller, president and Stanley Miller, secretary.

 RISK OF CAPACITY CONSTRAINTS ON THE INTERNET

 Abidon seeks to generate a high volume of traffic and transactions on Abidon service. Accordingly, the satisfactory performance, reliability and availability of Abidon's web site, processing systems and network infrastructure are critical to Abidon's reputation and its ability to attract and retain large numbers of users who bid for or sell items on its service while maintaining adequate customer service levels. Any failure to expand or upgrade its systems could have a material adverse effect on Abidon's business, results of operations and financial condition.

 RISK OF SYSTEM FAILURE ON THE INTERNET

 In the case of frequent or persistent system failures, Abidon's reputation and name brand could be materially adversely affected. Although Abidon has implemented certain network security measures, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete customer auctions. In addition, although Abidon works to prevent unauthorized access to Abidon data, it is impossible to eliminate this risk completely. The occurrence of any and all of these events could have a material adverse effect on Abidon's business, results of operations and financial condition.


 INTERNET REVENUE

 All Internet revenue is generated by selling advertising on our site. Internet advertising decreased significantly in the last twelve months. This could have an adverse effect on Abidon's Internet results of operation and financial condition.

 DIRECT PARTICIPATION OFFERING

 There is a possibility that we can only sell a small percent of this offering. This would curtail the funding of our growth and development. This could have a material adverse effect on Abidon's business results and financial condition.

 DEPENDENT ON OFFERING

 There is a risk that Abidon Inc. will not be able to implement the business plan due to a limited sale of this issue. If Abidon has a limited success with this offering it could have an adverse material effect on Abidon's business results of operation and financial condition.

 REVENUE

 Revenues have decreased for the year 2001 by 9%. There is a risk that this trend could continue and would have a material adverse effect on Abidon's business results of operation and financial condition.

 INTENSE COMPETITION ON THE INTERNET

 The market for person-to-person trading over the Internet is rapidly evolving and intensely competitive, and Abidon, Inc. expects competition to intensify further in the future. Abidon potentially faces competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interactions. Other large companies with strong brand recognition and experience in online commerce may also seek to compete in the online auction market. Competitive pressures created by any one of these companies, or by Abidon's competitors collectively, could have a material adverse effect on Abidon's business, results of operations and financial condition.

 RAPID TECHNOLOGICAL CHANGE ON THE INTERNET

 The market in which Abidon competes is in rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. The failure of Abidon to adapt to such changes would have a material adverse effect on Abidon's business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by Abidon to modify or adapt its services or infrastructure, which could have a material adverse effect on Abidon's business, results of operations and financial condition.

 RISKS ASSOCIATED WITH CERTAIN ACTIVITIES ON ABIDON'S SERVICE


 The law related to the liability of provider of online services for activities of their users on the service is currently unsettled. While Abidon does not pre-screen the types of goods offered on Abidon, Abidon is aware that certain goods, such as alcohol, tobacco, firearms, adult material, illegal drugs, and other goods that may be subject to regulation by local, state or federal authorities might have been traded on the Abidon service. There is a possibility that Abidon will not be able to prevent the unlawful exchange of goods on its service or that it will successfully avoid civil or criminal liability for unlawful activities carried out by users through Abidon's service. The imposition upon Abidon of potential liability for unlawful activities of users of the Abidon service could require Abidon to implement measures to reduce its exposure to such liability, which may require, among other things, Abidon to spend substantial resources and/or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on Abidon's business, results of operations and financial condition.


 SALES AND OTHER TAXES

 Abidon Internet Services does not collect sales or other similar taxes in respect to goods sold by users through Abidon service. A successful assertion by one or more states or any foreign country that Abidon should collect sales or other taxes on the exchange of merchandise on its system could have a material adverse effect on Abidon's business, results of operations and financial condition.

 ANTIQUE MALL SALES TAX

 Illinois sales tax is collected on all retail sales at the E. State Antique Mall. People with Resale Certificates make purchases at the E. State Antique Mall. These Resale Certificates exempt the person listed on the Resale Certificate from paying sales tax on items that are for resale purposes. There is a risk if a person presents a false Resale Certificate Number. The State of Illinois could audit the E. State St. Antique Mall and could collect sales tax on items that had not been properly recorded. This could have an adverse effect on Abidon's business, results of operations and financial condition.

 LEGISLATION-TAXES ON THE INTERNET


 Abidon regards the protection of its copyrights, service marks, trademarks, trade dress and trade secrets as critical to its future success. There is a possibility that any steps taken by Abidon to protect its intellectual property will prove sufficient to prevent misappropriation of Abidon's technology or to deter independent third-party development of similar technologies.


 PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

 Abidon regards the protection of its copyrights, service marks, trademarks, trade dress and trade secrets as critical to its future success. There can be no assurance that any steps taken by Abidon to protect its intellectual property will prove sufficient to prevent misappropriation of Abidon's technology or to deter independent third-party development of similar technologies.

 CONTROL BY PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

 Upon the sale of all 5,000,000 shares of this offering, Abidon's executive officers and directors (and their affiliates) will, in the aggregate, own approximately (53.4%) of Abidon's outstanding Common Stock. As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Abidon, impede a merger, consolidation, takeover or other business combination involving Abidon or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Abidon, which in turn could have an adverse effect on the market price of Abidon's Common Stock.

 FUTURE CAPITAL NEEDS


 Abidon may need to raise additional funds in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There is a possibility that additional financing will not be available. Such inability could have a material adverse effect on Abidon's business, results of operations and financial condition.

 NO PRIOR MARKET FOR COMMON STOCK

 Prior to this offering, there has been no public market for Abidon's Common Stock, and there is a possibility that an active public market will not develop or be sustained after this offering or that investors will be able to sell the Common Stock should they desire to do so. After the completion of this offering Abidon intends to apply for a listing on the NASDAQ national market. Abidon has not applied to the national market. We have not yet applied to any state for registration or qualification. We will apply for registration and qualification in the State of Illinois upon the effective date of registration.


 IMMEDIATE AND SUBSTANTIAL DILUTION

 The initial public offering price is substantially higher than the net tangible book value per outstanding share of Common Stock. Purchasers of the Common Stock in this offering will suffer immediate and substantial dilution of $13.80 per share in the net tangible book value of the Common Stock from the initial public offering price. This could have an adverse effect on the market price of the Common Stock.

 USE OF PROCEEDS

 Abidon intends to use the net proceeds, over time as follows: First, $9,000,000 for capital expenditures, including latest servers, computers, graphics equipment, software, printers, cameras, copiers, vehicle, high speed transmission equipment, employee wages, and advertising; second, $13,500,000 to invest in technology, products and services; third, $6,500,000 to invest in technology, products and services and $16,000,000 for general corporate business including working capital, including employee wages; fourth, $22,500,000 for general corporate business including working capital, including employee wages. Abidon has no present plans or commitments and is not currently engaged in any negotiations with respect to such transactions that are material. Pending such uses, Abidon intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Abidon will have significant discretion as to the use of the net proceeds from this offering.

 BROAD MANAGEMENT DISCRETION OVER ALLOCATIONS OF PROCEEDS

 This is a best efforts offering. The following table summarizes the use of the net proceeds in the event that the maximum number of offered shares are not sold.

 The following table reflects how net proceeds will be used if only 10%, 25%, 50% and 75% of the offering proceeds are raised.


 ----------------------------------------------------------------------------------------
 Proceeds        $ 9,000,000     $22,500,000     $45,000,000   $67,500,000    $90,000,000
                 Priority #1     Priority #2     Priority #3   Priority #4    Priority #5
                     10%             25%             50%           75%           100%
 ----------------------------------------------------------------------------------------
 Capital
 Expenses       $ 6,000,000      $ 9,500,000     $ 4,000,000   $ 1,500,000    $ 9,000,000
 ----------------------------------------------------------------------------------------
 Employee
 Wages          $ 2,000,000      $ 2,000,000     $ 2,000,000   $ 3,000,000    $ 4,000,000
 ----------------------------------------------------------------------------------------
 Advertising    $ 1,000,000                                                   $ 1,000,000
 ----------------------------------------------------------------------------------------
 Products                        $ 1,000,000     $ 2,000,000   $ 4,000,000    $ 4,000,000
 ----------------------------------------------------------------------------------------
 Services                        $ 1,000,000     $ 2,000,000   $ 2,000,000    $ 2,000,000
 ----------------------------------------------------------------------------------------
 Working
 Capital                                         $12,000,000   $ 2,500,000    $ 2,500,000
 ----------------------------------------------------------------------------------------
 Totals         $ 9,000,000      $13,500,000     $22,500,000   $22,500,000    $22,500,000
 ========================================================================================

</TABLE

 Abidon's management will retain broad discretion as to the allocation of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on Abidon's business, results of operations and financial condition. Abidon has paid all expenses to date out of its profits from their existing income. Abidon has not borrowed any funds to prepare this offering. Abidon intends on spending only funds that are generated by their existing businesses to prepare this offering.


 DETERMINATION OF OFFERING PRICE


 The following factors were taken into consideration to determine the offering price: dilution to the new shareholders, the percentage of the corporation that the new stockholders would own, and the price of other IPO offerings. Also, consideration was given to the projected growth of the corporation.

 PLAN OF DISTRIBUTION

 The Registrant intends to offer the stock to the public. The announcements will be offered on the web site, www.abidon.com, newspaper ads and magazine publications, television, by mail, and investment meetings. Abidon plans to contact mutual funds, insurance companies, and other investment companies in an effort to obtain buyers for the stock. A copy of the Prospectus can be obtained by contacting the office at 5301 E. State Street, Rockford, Illinois 61108 (815-226-8700). Any material used to advertise the sale of stock will be consistent with the disclosure in the Prospects and will include all required disclosures. Will also be able to receive information on how to receive a complete copy of the Prospectus from the office or from Free Edgar. Complete copies of the Prospectus will be available to anyone attending investment meetings. The plan is to be implemented by the Board of Directors immediately after the effective date of this Registration
 Statement.  The President, Howard Miller, Secretary, Stanley Miller, and
 Director, Cloyd Dowell will be selling the stock for Abidon Inc. performing their duties as officers and director of the Corporation. After funds are received the President, Secretary and Director will issue stock.


                                     16

 Mr. Howard Miller, Stan Miller and Cloyd Dowell have all three read and understand the S.E.C. Commission interpretive releases 33-7516 dated March 23, 1998 and 34-42728 dated April 28, 2000 concerning the advertisements and use of the Internet, television, newspapers, radio, and all means of public communication. All three acknowledge their responsibilities to adhere to these responsibilities.


 There has been no notices, interviews, mailings, public meetings, and materials or publications prepared or released.

 The following persons, Stanley Miller, Howard Miller, and Cloyd Dowell are relying on Rule 3a4-1, Associated Persons of an Issuer Deemed not to be Brokers. These individuals all meet the following Safe Harbor regulations. Mr. Howard Miller, Mr. Stanley Miller, and Mr. Cloyd Dowell will abide by the following Safe Harbor regulations.


 a. An associated person of an issuer of securities shall not be deemed to be a broker solely by reason of his participation in the sale of the securities of such issuer if the associated person:

      1. Is not subject to a statutory disqualification, as that term is defined in section 3(a)39 of the Act, at the time of his participation; and
      2. Is not compensated in connection with his participation but the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
      3. Is not at the time of his participation an associated person of a broker or dealer; and
      4.   Meets the conditions of paragraph (a)4(iii) of this section:

           iii. The associated person restricts his participation to any one or more of the following activities.

      A. Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; Provided, however, that the content of such communication is approved by a partner, officer or director of the issuer:

      B. Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser, Provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

      C. Performing ministerial and clerical work involved in affecting any transaction

 DIVIDEND POLICY

 Abidon paid a cash dividend on January 15, 2001 of $.005 per share of common stock and Abidon does not know when the next dividend will be paid. Any future dividend will only be determined at the direction of the Board of Directors.

 BOARD POLICY

 The policy of Abidon Inc. Board of Directors requires a vote of the securities holders to change any policy concerning the following items:


 (a) To issue senior securities requires a vote of security holders(no activity).*
 (b) To borrow money requires a vote of security holders(no activity).*
 (c) To make loans to other persons requires a vote of security holders (no activity).*
 (d) To invest in the securities of other issuers for the purpose of exercising control requires a vote of security holders (no activity).*
 (e) To underwrite securities of other issuers requires a vote of security holders(no activity).*
 (f) To engage in the purchase and sale (or turnover) of investments. Authorized by security holders (no activity).*
 (g) To offer securities in exchange for property requires a vote of security holders (no activity).*
 (h) To repurchase or otherwise reacquire its shares or other securities requires a vote of security holders (no activity).*
 (i) To make annual or other reports to security holders, indicating the nature and scope of such reports and whether they will contain financial statements certified by independent public accountants. Authorized by the security holders. Reports provided on annual financial statements.

 * No Activity: The Board of Directors of Abidon, Inc. has made no changes to its policy on each line item over the past three years.

 The policy of the Board of Directors is to require the vote of the securities holders to acquire any security or investment and requires a vote of security holders.


 The policy of the Board of Directors is not to acquire any real estate. Any change in this policy requires a vote of the security holders. A description of our real estate now held is on page 31 and 32 of this prospectus.

 1. 5301 East State Street property is 160,000 sq. ft. three story above ground. One story below ground exposed to the south, constructed with block exterior, with interior steel main structure, dry walled interior walls on steel studding, carpeted flooring over concrete decking. Building has blacktop parking around building. Tenant occupants consist of 75% general office and 25% retail. Property has maintained occupancy in the 90's% for the last five years.

 2. 5411 East State Street property is 60,000 sq. ft., two story above ground, one story below ground exposed to the south, constructed with block exterior, with interior steel main structure, dry walled interior walls on steel studding, carpeted flooring over concrete decking. Building has blacktop parking around building. Tenant occupants consist of 59% general office and 41% retail space. Property has maintained occupancy in the 90's% for the last five years.

 5301 EAST STATE
 ---------------
 Mortgage Balance    December 31, 2001    $1,222,137.97
 Interest Rate       7.5%
 Amortization        120 months
 Maturity Date       Sept. 1, 2008
 Prepayment          None
 Provisions

 Upon maturity date balance due is zero.

 (see EX-10.78 Mortgage Associated Commercial Mortgage Inc. and Abidon Inc.)


 5411 EAST STATE
 ---------------
 Mortgage Balance    December 31, 2001    $164,350.27
 Interest Rate       6.5%
 Amortization        22 months
 Maturity Date       Nov. 10, 2003
 Prepayment          None
 Provisions

 Upon maturity date balance due is zero.

 (see EX-10.79 Bank One, Illinois NA and Abidon Inc.)



                                              5411 EAST STATE STREET, ROCKFORD, ILLINOIS
                                            NEW TOWNE PLAZA I RENTAL SCHEDULE AS OF 3/31/02

                                                        Current                                        Gross
                                              Current    Maint.   Lease                                Annual
 Tenant                             Sq. Ft.     Rent      Fee    Expires           Option              Rental %
 ------                             -------   -------     ---    -------           ------              ------
 Hayes Marketing Services              740     740.00            2/28/04   3 yrs./$1.00 inc.            1.500
 Beth & Rudnicki Insurance           1,345     731.90    220.81  8/31/02   3 yrs./$2.00 inc.            2.720
 Big Apple Bagels (restaurant)       2,356   1,621.71    734.28  3/31/04   Two 5-yr/$1.00 inc.          4.762
 Whale Inc. (diet center)            1,700   1,170.17    529.84  3/31/03   Exercised option             3.436
 Solomon Foley (State Farm Ins.)       836     624.22    130.27  4/30/03   5 yrs./$1.00 inc.            1.689
 Larry Lang (American Family
   Ins.)                               553     332.58     90.78  1/31/05   Two 3-yr/$1.00 inc.          1.112
 Mailboxes & Parcel Depot            1,440     991.20    448.80  10/31/03  5 yrs./$1.00 inc.            2.912
 March of Dimes (non-profit)           568     902.91    488.69  12/14/03  5 yrs./$2.00 inc.            1.148
 Mr. Clean Cleaners (dry
   cleaners)                           900     548.33    288.83  2/01/97   Month to Month               1.819
 Interim Healthcare                  1,500   1,032.50    467.50  5/31/03   3 yrs./$1.00 inc.            3.032
 S & H Spherion Corp. (retail
   sales)                            1,500   1,032.50    467.50  5/31/03   3 yrs./$1.00 inc.            3.032
 Signatures Hair Studio                500     465.00            1/31/03   5 yrs./$1.00 inc.            1.010
 Superior Travel (travel agency)     2,748   1,433.54    856.46  10/31/03  5 yrs./$1.00 inc.            5.554
 Warranty processing (new car)       5,788   2,049.80    950.20  12/31/03  5 yrs./$2.00 inc.           11.699
 Velasco & Associates (financial)    1,740   1,232.50            4/30/05   2 yrs./$2.00 inc.            3.517
 River Valley Community Church       1,136     861.47            2/14/01   Month to Month               2.296
 Muscular Dystrophy Assn. (non
   profit)                           2,555   1,070.97    419.45  5/31/03   5 yrs./$2.00 inc.            5.164
 Mortgage Bankers Services Corp
   (mortgages)                       1,571     703.51    257.91  9/30/03   3 yrs./$1.00 inc.            3.175
 Antique Mall I (retail sales)      20,000  14,000.00          Year to year                            40.424

 Robbinswood Outdoor Advertising-sign rental-$2.000     annually-lease expires August 31, 2005.
 ----------------------------------------------------------------------------------------------

 Rental Fee Per Month (Includes Maintenance)  $37,896.00          Per Year  $454,752.00
 --------------------------------------------------------------------------------------
           Sign Rental                                                      $  2,000.00
 --------------------------------------------------------------------------------------
 TOTAL INCOME PER YEAR                        $37,896.00          Per Year  $456,752.00
 --------------------------------------------------------------------------------------
 Total Square Feet Rented: 49,476 (first, second and lower level)
 ----------------------------------------------------------------


                                                             ABIDON, INC.
                 Income & Expense Statement - New Towne Plaza II Rental Schedule as of 3/31/02 - 5301 E. State Street

                                                           Current                                              Gross
                                              Current       Maint.       Lease                                  Annual
 Tenant                             Sq. Ft.     Rent         Fee        Expires           Option                Rental %
 ------                             -------   -------        ---        -------           ------                 ------
 Phazes Hair Salon                    1000     833.33       333.33 12/1/00-11/30/05    5 yrs./$1.00 inc.           .070
 Focus Financial Advisors             2955   2,145.51       458.43 04/1/96-3/31/07     5 yrs./$1.00 inc.          2.070
 Spectrum Insurance Agency            3740   2,337.50       701.25 12/1/90-7/31/03     5 yrs./$1.00 inc.          2.628
 Jenny Craig Diet Center              2386   1,789.50       795.33 12/15/90-12/31/02   2 yrs./$1.00 inc.          1.677
 Management Resource Group
   (financial)                        1200     825.00       225.00 1/1/01-8/31/02      1 yr./$1.00 inc.            .082
 Antique Mall #2 (antique sales)    40,000  28,100.00              Year to year                                  28.811
 Necchi New Home Sewing Center        3630   2,571.25     1,210.00 3/1/91-2/28/10      10 yrs./$2.00 inc.         2.550
 Blades Hair Salon                     750     618.75       275.00 4/15/91-4/14/06     5 yrs./$1.00 inc.           .052
 Cummings Advertising                 8635   5,655.93     1,770.18 8/15/91-8/14/04     5 yrs./$1.00 inc.          6.069
 Millard Brown (market research)      5650   4,708.33     1,059.38 2/1/00-1/21/03      3 yrs./no inc.             3.971
 Midwest Sleep & Neuro Institute      2900   1,872.92       543.75 11/01/01-11/30/05   5 yrs./$1.00 inc.          2.038
 Richard Kretz (shareholder service)   340     323.00              11/20/91-11/19/03   5 yrs./$1.00 inc.           .024
 Ash Equipment (equipment sales)       124     120.00              1/1/93-12/31/02     3 yrs./no inc.              .010
 American Republic Insurance          1342     838.75       447.33 7/1/99-6/30/02      3 yrs./$1.00 inc.           .341
 Mark Rouleau (attorney)               525     509.69              1/15/95-1/14/03     2 yrs./no inc.              .037
 StarMed Health Personnel              700     904.17              3/1/02-2/28/05      3 yrs./$1.00 inc.           .049
 Appraisal Services (real estate)     1800   1,215.00       337.50 5/1/92-4/30/04      3 yrs./$1.00 inc.          1.265
 John O'Brien, DDS                    2100   1,925.00       393.75 8/1/92-7/31/02      10 yrs./$2.00 inc.         1.476
 Candy's Creative Hair Design         1075     716.67       358.33 4/15/01-4/14/06     5 yrs./$1.00 inc.           .756
 Mary Kay Cosmetics Training Center   1920   1,270.00       237.49 6/15/92-6/14/02     5 yrs./$2.00 inc.          1.349
 Connect Two (answering service)      1240     837.00       232.50 3/1/94-2/28/07      5 yrs./$1.00 inc.           .089
 S.J. Grant (Dale Carnegie Course)    1250     885.42       156.25 8/15/92-8/14/03     5 yrs./$1.00 inc.           .088
 Rock Valley Women's Health Center    1550   1,046.25       290.63 3/1/01-2/28/04      2 yrs./$1.00 inc.          1.090
 Mid Northern Mgmt. (property mgmt)   1590   1,060.00       198.75 11/15/92-11/14/02   5 yrs./$1.00 inc.          1.117
 Dean Badorek (insurance)              845     522.92       158.44 12/1/92-11/30/02    5 yrs./$.50 inc.            .059
 Onit Consulting Services
   (computer training)                2700   1,597.50       506.25 9/24/01-9/23/03     5 yrs./$1.00 inc.          1.897
 Periodic Payment (investment sec.)    770     574.64       144.38 1/1/02-12/31/04     3 yrs./$1.00 inc.           .054
 Simply Computers Software Inc.        617     790.00              12/15/98-8/31/04    5 yrs./$1.00 inc.           .043
 Harkness Insurance LLC               1000     666.67       333.33 9/1/99-8/31/04      4 yrs./$2.00 inc.           .070
 Sue Seehawer (costhetics)            1225     918.75       306.25 9/1/97-8/31/02      5 yrs./$2.00 inc.           .086
 Portamedic (physicals)               1125     759.38       210.93 1/02/02-12/31/04    3 yrs./$1.00 inc.           .079
 James Archer (insurance)              504     341.04       167.94 1/1/97-12/31/02     3 yrs./$1.00 inc.           .035

                                     21

           Income & Expense Statement - New Towne Plaza II Rental Schedule as of 3/31/02 - 5301 E. State Street (continued)

 Peter F. Geraci (attorney)            700     700.00              4/1/01-3/31/04         3 yrs./$1.00 inc.        .049
 Rosetta Chamberlin (realtors)         410     369.00              3/1/94-2/28/03         3 yrs./$2.00 inc.        .029
 Temp Connect (employment agency)     2160   1,800.00       540.00 10/1/97-9/30/02        5 yrs./$1.00 inc.       1.518
 Lee, Hecht, Harrison (Insurance)     3790   2,605.43       710.62 9/1/01-8/31/04         5 yrs./$1.00 inc.       2.664
 Automatic Data Processing             220     238.33              5/1/99-4/30/03         1 yr./$1.00 inc.         .016
 Harold Best (doctor)                  678     621.50              5/1/00-4/30/03         3 yrs./$2.00 inc.        .048
 Elite Reporting Services Ltd.
   (court reporter)                    270     270.00              8/21/95-8/20/02        3 yrs./$2.00 inc.        .019
 John Johnson (insurance)             1505   1,505.00              4/1/01-3/31/04         3 yrs./$1.00 inc.       1.058
 Consumers Illinois Water Co.          574     478.33              8/1/99-7/31/02         3 yrs./$1.00 inc.        .040
 Back in Action Chiropractic          1425     771.88       475.00 12/1/00-11/30/03       3 yrs./$2.00 inc.       1.002
 Lehnen Mollan & Assoc.               1025     619.27       341.67 2/1/00-1/31/05         5 yrs./$1.00 inc.        .072
 Pro Care Dental Group                1340   1,340.50       167.50 7/1/97-6/30/07         5 yrs./$2.00 inc.        .094
 Gabrielle Sartwell Diamond Realty    1098   1,098.00              4/1/00-3/31/05         5 yrs./$1.00 inc.        .077
 Rockford Sexual Assault Consulting    362     362.00              3/15/02-3/14/04        2 yrs./$1.00 inc.        .026
 Val Pak (advertising)                 910     850.83              9/1/97-8/30/02         0 yrs./$.0.00 inc.       .064
 Learning & Discovery Services         110     110.00              10/15/97-10/14/02      1 yrs./$0.00 inc.        .008
 Kirkwood Education Services          1500   1,000.00       500.00 5/1/98-4/30/03         5 yrs./$1.00 inc.       1.050
 Mary's Candy Bouquet (retail
   sales)                             1200   1,000.00       400.00 6/1/99-5/31/04         5 yrs./$1.00 inc.        .084
 Barbara Askelson (insurance)          878     830.44              1/15/00-12/14/04       3 yrs./$1.00 inc.        .062
 Dr. Robert Heit (chiropractor)       2150   1,612.50       716.67 11/15/99-11/14/04      2-5 yrs./$1.00 inc.     1.511
 Illinois Introductions (match
   making)                             755     775.00              8/1/00-7/31/03         3 yrs./$1.00 inc.        .053
 Illinois Introductions (match
   making)                             670     660.00              1/1/01-12/31/02        2 yrs./$1.50 inc.        .047
 Illinois Introductions (match
   making)                             354     382.50              6/1/01-7/31/03         3 yrs./$1.00 inc.        .025
 Camelot Care Centers Inc.            3786   2,524.00       709.80 1/1/00-12/31/05        5 yrs./$1.00 inc.       2.660
 Norbert J. Wick (general office)      280     280.00              3/12/01-3/11/02        1 yr./no inc.            .020
 Wells Fargo Home Mortgages            340     340.00              Month to month                                  .020
 Accurate Mortgage Services            652     652.00              5/11/01-4/30/02        1 yr./no inc.            .046
 Midwest Home Funding (mortgages)     1225     816.67       408.33 9/1/01-8/31/04         3 yrs./$1.00 inc.        .086
 Dealer Marketing Systems
   (warranty processing)              2180   1,271.67       726.65 9/1/01-8/31/04         3 yrs./$1.00 inc.       1.532
 Deep Sea Electronics (sales)          900     637.50       168.75 9/1/01-8/31/04         5 yrs./$1.00 inc.        .063
 Tim Spinker & Lisa Capriotti
   (insurance)                        1185   1,530.63              1/1/02-12/21/07        5 yrs./$1.00 inc.        .083
 First Benefits Group (insurance)     2800   1,575.00       525.00 2/1/02-1/31/05         3 yrs./$1.50 inc.       1.970


 Total Square Feet Leased: 134,620
 ---------------------------------
 Rental Fee (including Maintenance Fee): $117,149.63 per month    $1,405,795.56 per year
 ------------------------------------------------------------------------------
 Total Income:  $1,405,796.56
 ----------------------------



 Abidon Inc. has no plans to renovate 5301 East State Street properties. Abidon Inc. has no plans to renovate 5411 East State Street properties.

 5301 East State Street properties are located on the far east side of Rockford. The east side of Rockford is the newest business district and the fastest growing district anywhere in the city of Rockford. The high rate of occupancy stated elsewhere in this filing for the past five years indicates the competitive performance of the properties. The properties are in direct competition with old and mostly new retail and office buildings alike.


                         Occupancy       Occupancy     Occupancy    Occupancy   Occupancy
                         percentage      percentage    percentage   percentage  percentage
                         2001            2000          1999         1998        1997
 -----------------------------------------------------------------------------------------
 5301 East State Street  93.36%           94.30%         92.93%       93.19%      97.04%

 5411 East State Street  100.00%          100.00%        91.36%       94.69%      88.45%
 -----------------------------------------------------------------------------------------

 b. None - Antique mall I has 48 tenants
 d. Included in b.
 e. Schedule of leases available for only five years.

 -----------------------------------------------------------------------------------------
                                         Average Annual Rental Per Square Foot

                         2001             2000           1999         1998        1997
 -----------------------------------------------------------------------------------------
 5301 East State Street  $10.35          $10.42        $10.25       $10.06      $9.88

 5411 East State Street  $ 9.23          $ 9.15        $ 9.10       $ 8.99      $9.18

 -----------------------------------------------------------------------------------------

                         Realty Tax Rate  2001 Real
                         Per $100.00      Estate Taxes
                         ---------------  ------------
 h. 5301 East State      $10.767          $191,797.52
 Street

 h. 5411 East State      $10.767          $ 65,591.38
 Street


                                                              ABIDON INC.
                                                   TAX ASSET DETAIL 1/01/01-12/31/01

 Asset  Property       Date In       Cost      Sec 179   Salvage   Prior         Current      End          Net
        Description    Service                 Exp Cur-  Value     Deprec-       Deprec-      Deprec-     Book Value Method Period
                                               rent = c            iation        iation       iation
 -----  -----------    -------   ------------  --------  -------   ----------   ---------    ----------  ----------- ------ ------
 Group: Buildings
 ----------------
 Loc: 5301 E State St
 --------------------
  1     Building       10/01/90  2,808,240.73     0.00     0.00    910,078.02   89,150.50    999,228.52  1,809,012.21   S/L 31.5
  2     Building       6/30/91     526,461.37     0.00     0.00    159,470.45   16,713.06    176,183.51    350,277.86   S/L 31.5
        additions
        1991
  3     Building       6/30/92     468,041.19     0.00     0.00    126,915.93   14,858.45    141,774.38    326,266.81   S/L 31.5
        additions
        1992
  4     Improvements   3/31/93      71,563.06     0.00     0.00     17,701.42    2,271.84     19,973.26     51,589.80   S/L 31.5
  5     Improvements   6/30/93      71,101.53     0.00     0.00     13,749.36    1,823.12     15,572.48     55,529.05   S/L 39.0
  6     Improvements   9/30/93      45,130.02     0.00     0.00      8,437.77    1,157.18      9,594.95     35,535.07   S/L 39.0
  7     Improvements   12/31/93     89,766.83     0.00     0.00     16,207.87    2,301.71     18,509.58     71,257.25   S/L 39.0
  8     Improvements   1/31/94      58,268.51     0.00     0.00     10,396.17    1,494.06     11,890.23     46,378.28   S/L 39.0
  9     Improvements   2/28/94      14,303.81     0.00     0.00      2,521.48      366.76      2,888.24     11,415.57   S/L 39.0
  10    Improvements   7/31/94       4,907.49     0.00     0.00        812.65      125.83        938.48      3,969.01   S/L 39.0
  11    Improvements   8/30/94       4,500.00     0.00     0.00        735.55      115.38        850.93      3,649.07   S/L 39.0
  12    Improvements   9/30/94      10,872.78     0.00     0.00      1,754.05      278.79      2,032.84      8,839.94   S/L 39.0
  13    Improvements   3/31/95       9,637.15     0.00     0.00      1,431.18      247.11      1,678.29      7,958.86   S/L 39.0
  14    Improvements   6/30/95       8,380.82     0.00     0.00      1,190.85      214.89      1,405.74      6,975.08   S/L 39.0
  15    Improvements   9/30/95       3,331.31     0.00     0.00        452.01       85.42        537.43      2,793.88   S/L 39.0
  16    Improvements   11/30/95     11,561.34     0.00     0.00      1,519.26      296.44      1,815.70      9,745.64   S/L 39.0
  17    Improvements   6/30/96      29,912.16     0.00     0.00      3,483.37      766.98      4,250.35     25,661.81   S/L 39.0
  18    Improvements   6/30/97      35,383.45     0.00     0.00      3,213.25      907.27      4,120.52     31,262.93   S/L 39.0
  19    Improvements   9/30/98      19,592.39     0.00     0.00      1,151.26      502.37      1,653.63     17,938.76   S/L 39.0
  20    Improvements   11/30/98      2,189.54     0.00     0.00        119.30       56.14        175.44      2,014.10   S/L 39.0
  21    Improvements   11/30/99      9,362.50     0.00     0.00        270.07      240.06        510.13      8,852.37   S/L 39.0
 -----  -----------    -------   ------------  --------  ------- ------------  ----------  ------------  ------------
  5301 East State Street         4,302,507.98     0.00     0.00  1,281,611.27  133,973.36  1,415,584.63  2,886,923.35
  ----------------------         ------------  --------  ------- ------------  ----------  ------------  ------------


                                                              ABIDON INC.
                                                   TAX ASSET DETAIL 1/01/01-12/31/01

 Asset  Property       Date In       Cost      Sec 179   Salvage   Prior         Current      End          Net
        Description    Service                 Exp Cur-  Value     Deprec-       Deprec-      Deprec-     Book Value Method Period
                                               rent = c            iation        iation       iation
 -----  -----------    -------   ------------  --------  -------   ----------   ---------    ----------  ----------- ------ ------
 Loc: 5411 East State St
 -----------------------
  31    Building       8/15/88     506,896.00     0.00     0.00    359,353.81   21,289.63    380,643.44   126,252.56    PRE   19.0
  32    Building       6/15/88     686,607.58     0.00     0.00    269,452.67   21,797.07    291,249.74   395,357.84    S/L   31.5
  33    Carpeting      11/15/91      5,058.71     0.00     0.00      5,058.71        0.00      5,058.71         0.00  200DB    7.0
  34    Building       11/15/91      1,463.89     0.00     0.00        424.04       46.47        470.51       993.38    S/L   31.5
  35    Improvements   6/15/92      43,412.00     0.00     0.00     11,796.79    1,378.16     13,174.95    30,237.05    S/L   31.5
  36    Improvements   6/15/93      86,875.30     0.00     0.00     16,405.62    2,227.57     18,633.19    68,242.11    S/L   39.0
  37    Improvements   6/15/94      13,851.47     0.00     0.00      2,331.52      355.17      2,686.69    11,164.78    S/L   39.0
  38    Improvements   6/15/95      40,534.18     0.00     0.00      5,490.39    1,039.34      6,529.73    34,004.45    S/L   39.0
  39    Improvements   4/30/96       2,850.57     0.00     0.00        344.13       73.09        417.22     2,433.35    S/L   39.0
  40    Improvements   4/30/97       2,921.00     0.00     0.00        277.75       74.90        352.65     2,568.35    S/L   39.0
  41    Improvements   6/15/98      12,209.12     0.00     0.00        748.50      313.05      1,061.55    11,147.57    S/L   39.0
  42    Improvements   11/30/99      4,112.50     0.00     0.00        118.63      105.45        224.08     3,888.42    S/L   39.0
  44    Improvements   2/01/00      13,037.50     0.00     0.00        292.51      334.29        626.80    12,410.70    S/L   39.0
  47    Lease          9/30/01      10,300.00     0.00     0.00          0.00       77.03         77.03    10,222.97    S/L   39.0
        Improvements
                                 ------------  --------  -------   ----------   ---------    ----------  -----------
  5411 East State St             1,430,129.82     0.00     0.00    672,095.07   49,111.22    721,206.29   708,923.53
                                 ------------  --------  -------   ----------   ---------    ----------  -----------

                     Buildings   5,732,637.80     0.00     0.00  1,953,706.34  183,084.58  2,136,790.92 3,595,846.88
                                 ------------  --------  -------   ----------   ---------    ----------  -----------
 Group: Computer
 Equipment

 Loc: State St
 -------------
  43    Computer     1/31/00         2,085.94       0.00   0.00        417.19      667.50      1,084.69     1,001.25  200DB    5.0
        Equip
  45    Computer     6/15/00        77,205.93  20,000.00   0.00     31,441.19   18,305.90     49,747.09    27,458.84  200DB    5.0
        Equip 00
  48    Computer     6/30/01        15,930.42  15,930.42   0.00          0.00   15,930.42     15,930.42         0.00  200DB    5.0
        Equip
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------
 State St                           95,222.29  15,930.42   0.00     31,858.38   34,903.82     66,762.20    28,460.09
 --------            Computer     -----------  ---------  -----    ----------   ---------    ----------   ----------
                     Equipment      95,222.29  15,930.42   0.00     31,858.38   34,903.82     66,762.20    28,460.09
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------

                                     25

                                                              ABIDON INC.
                                                   TAX ASSET DETAIL 1/01/01-12/31/01

 Group: Furn Fixt & Equip
 ------------------------
 Loc: State St
 --------------
  22    Steam Table    1/31/92         237.82       0.00   0.00        237.82        0.00        237.82         0.00  200DB   7.0
  23    Sandwich Shop  4/30/92       2,744.00       0.00   0.00      2,744.00        0.00      2,744.00         0.00  200DB   7.0
        Sign
  24    Equipment      11/30/97      2,863.44       0.00   0.00      1,857.18      287.50      2,144.68       718.76  200DB   7.0
  28    Equipment      6/15/89      10,079.41       0.00   0.00     10,079.41        0.00     10,079.41         0.00  200DB   7.0
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------
  State St                          15,924.67       0.00   0.00     14,918.41      287.50     15,205.91       718.76
  --------             Furn       -----------  ---------  -----    ----------   ---------    ----------   ----------
                       Fixt         15,924.67       0.00   0.00     14,918.41      287.50     15,205.91       718.76
                       & Equip    -----------  ---------  -----    ----------   ---------    ----------   ----------

 Group: Land
 -----------
 Loc: 5301 E State St
 --------------------
  25    Land           11/15/89    450,000.00       0.00   0.00          0.00        0.00          0.00   450,000.00   Memo   0.0
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------

        5301 E State St            450,000.00       0.00   0.00          0.00        0.00          0.00   450,000.00
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------

 Loc: 5411 E State St
 --------------------
  30    Land           8/15/88      85,070.00       0.00   0.00          0.00        0.00          0.00    85,070.00   Land   0.0
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------

        5411 E State St             85,070.00       0.00   0.00          0.00        0.00          0.00    85,070.00
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------

                       Land        535,070.00       0.00   0.00          0.00        0.00          0.00   535,070.00
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------
 Group: Start up Expenses
 ------------------------
 Location
 ---------
  29    Loan           4/15/94       4,243.10       0.00   0.00      1,255.26      848.62      2,103.88     2,139.22  Amort   5.0
        Amortization
  46    Organizational 6/30/00       1,114.37       0.00   0.00        130.01      222.87        352.88       761.49  Amort   5.0
        Exp
  49    SEC Filing     12/31/01     27,123.00       0.00   0.00          0.00      452.05        452.05    26,670.95  Amort   5.0
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------
  No Location                       32,480.47       0.00   0.00      1,385.27    1,523.54      2,908.81    29,571.66
                       Start up   -----------  ---------  -----    ----------   ---------    ----------   ----------
                       expenses     32,480.47       0.00   0.00      1,385.27    1,523.54      2,908.81    29,571.66
                                  -----------  ---------  -----    ----------   ---------    ----------   ----------
                       Grand     6,411,335.23  15,930.42   0.00  2,001,868.40  219,799.44  2,221,667.84 4,189,667.39
                       Total     ------------  ---------  -----  ------------  ----------  ------------ ------------


 BUSINESS

 This Prospectus contains forward-looking statements that involve risks and uncertainties. Abidon's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."


 CAPITALIZATION
                                 ABIDON, INC.
                                BALANCE SHEET
                           As of December 31, 2001

                                    Assets
                                                        2001
                                                    -----------
 CURRENT ASSETS
  Cash                                             $     79,390
  Rent receivable                                        10,694
                                                    -----------
   Total Current Assets                                  90,084
                                                    -----------
 PROPERTY AND EQUIPMENT                               4,160,096
                                                    -----------
 OTHER ASSETS
  Loan Fees                                               4,243
  Other                                                  28,237
  Less: Accumulated amortization                         (2,909)
                                                    -----------
   Net Other Assets                                      29,571
                                                    -----------
    TOTAL ASSETS                                   $  4,279,751
                                                    -----------

              Liabilities and Stockholders' Equity

 CURRENT LIABILITIES
  Accounts payable                                  $   113,105
  Wages payable                                          13,221
  Payroll taxes and withholdings payable                  9,279
  Sales tax payable                                       9,395
  Deferred revenues                                      31,544
  Income taxes payable                                   42,600
  Real estate taxes payable                             259,000
  Current portion long-term debt                        190,679
                                                    -----------
   Total Current Liabilities                            668,823

 LONG-TERM LIABILITIES
  Long-term debt less current portion                 1,131,673
                                                    -----------
   Total Liabilities                                  1,800,496
                                                    -----------

 STOCKHOLDERS' EQUITY

 Common stock, $.0001 par value per share                 1,705
  40,000,000 shares authorized
  17,050,000 shares issued and outstanding
  Additional paid-in capital                          1,916,295
  Retained earnings                                     561,255
                                                    -----------
   Total Stockholders' Equity                         2,479,255
   Sell Common Stock (pro forma)                     90,000,000
                                                    -----------
    Pro Forma Stockholders' Equity                   92,479,255


   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         4,279,751

   PRO FORMA TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                             94,279,255


                See accompanying notes to financial statements

                                  (Page F-1)


 DILUTION

 The pro forma net tangible book value of Abidon as of December 31, 2001 is $2,479,255 or $0.15 per share of Common Stock. "Pro forma net tangible book value per share" is determined by dividing the pro forma number of outstanding shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock) into the net tangible book value of Abidon (total tangible assets less total liabilities). After giving effect to the receipt of the estimated net proceeds from the sale by Abidon of the 5,000,000 shares of Common Stock offered by Abidon hereby, the pro forma net tangible book value of Abidon as of December 31, 2001 is approximately $92,479,255 or $4.20 per share. This represents an immediate increase in pro forma net tangible book value of $4.05 per share to existing stockholders and an immediate dilution of $13.80 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

 Initial public offering price per share                          $18.00

 Pro forma net tangible book value per                 $0.15*
      share as of Dec. 31, 2001

 Increase per share attributable to new investors      $4.05

 Pro forma net tangible book value per share  after
      the offering                                     $4.20

 Dilution per share to new investors                              $13.80
                                                                   =====


 The following table summarizes as of December 31, 2001, on the pro forma basis described above, the number of shares of Common Stock purchased from Abidon, and the total consideration paid to Abidon.

                   Shares Purchased      Total Consideration
                Number        Percent  Amount        Percent    Price/Share

 Existing       17,050,000    77.32%     2,479,000     2.84%    $   0.15*
 Stockholders
 New Investors   5,000,000    22.68%    90,000,000    97.16%    $  18.00
                ----------    ------    ----------    ------
      TOTAL     22,050,000     100%     92,479,000     100%
                ==========    ======    ==========    ======


 The estimated expenses to prepare the stock offering are $500,000.

 After the closing of the offering, Abidon is authorized to issue more shares, not to exceed a total of 30,000,000 shares outstanding. Shares to be used for buyouts, mergers, and advertising.

 * Rounded to nearest cent.

 SELECTED COMBINED FINANCIAL DATA

 The following selected combined financial data should be read in conjunction with, and are qualified by reference to, the Combined Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The combined statement of income data is for the years ended December 31, 1996, 1997, 1998, 1999, 2000, and 2001 and the combined balance sheet data for December 31, 2000 and 2001. Statements for 1996 and 1997 are unaudited. This includes all entities of Abidon Inc.; State Street Investors of Rockford, Inc., East State Street Antiques Mall, and Rockford Investors Partnership. This statement clarifies the information for years 1996 and 1997 are unaudited.


                                                          Year Ended December 31
                                                          ----------------------
 COMBINED STATEMENT OF INCOME DATA:           2001       2000       1999        1998       1997       1996
                                              ----       ----       ----        ----       ----       ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Lease revenues                             $1700      $1783      $1782       $1807      $1618      $1661
  Antique Mall Sales                          1717       1969       2095        2420       2547       2542
  Internet Auction Service Revenues            105         74         --          --         --         --
                                              ----       ----       ----        ----       ----       ----
   Total Revenues                             3522       3826       3877        4227       4165       4203
                                              ----       ----       ----        ----       ----       ----
 COST OF GOODS SOLD
  Paid to Antique Mall Dealers                1629       1814       1905        2254       2203       2181
  Internet Auction Service Consignments         77         69         --          --         --         --
                                              ----       ----       ----        ----       ----       ----
    Total Cost of Goods Sold                  1706       1883       1905        2254       2203       2181
                                              ----       ----       ----        ----       ----       ----

    Gross Profit                              1816       1943       1972        1972       1962       2022

 OPERATING EXPENSES                           1592       1642       1340        1115       1179       1259
                                              ----       ----       ----        ----       ----       ----
  Operating Income                             224        300        632         857        783        763
                                              ----       ----       ----        ----       ----       ----
 OTHER INCOME (EXPENSE)
  Interest Income
  Interest Expense                            (112)      (120)      (129)       (143)       155        177
  Other Income                                4970         --         --          --         --         --
                                              ----       ----       ----        ----       ----       ----
    Net Other Expense                         (107)      (119)      (127)       (140)      (155)      (177)
                                              ----       ----       ----        ----       ----       ----
    Income Before Income Taxes                 117        181        504         717        628        586

 PROVISION FOR INCOME TAXES                     58         26         10           9          9          7
                                              ----       ----       ----        ----       ----       ----
  NET INCOME                                    59       $154       $494        $707       $619       $579
                                              ----       ----       ----        ----       ----       ----
 Net Income per Share:
 Basic                                       $.003      $1.80      $5.79       $8.29      $7.26      $6.79
                                              ----       ----       ----        ----       ----       ----
 Weighted Average shares-basic              17,050         85         85          85         85         85
                                              ----       ----       ----        ----       ----       ----
 Diluted                                     $.003      $.009      $5.79       $8.29      $7.26      $6.79
                                              ----       ----       ----        ----       ----       ----
 Weighted average shares diluted            17,050     17,050         85          85         85         85
                                              ----       ----       ----        ----       ----       ----
 Long Term Liabilities                       1,131     $1,520     $1,692      $1,853     $1,978     $2,148
                                              ----       ----       ----        ----       ----       ----

                                      31



 COMBINED FINANCIAL DATA
                                 ABIDON, INC.

                                BALANCE SHEETS
                          December 31, 2001 and 2000

                                    ASSETS

                                                     2001           2000
                                                  ----------     ----------
 CURRENT ASSETS
  Cash                                           $    79,390    $    85,539
  Rent receivable                                     10,694          2,526
                                                  ----------     ----------
   Total Current Assets                               90,084         88,065
                                                  ----------     ----------

 PROPERTY AND EQUIPMENT                            4,160,096      4,352,141
                                                  ----------     ----------
 OTHER ASSETS
  Loan fees                                            4,243          4,243
  Other                                               28,237          1,114
   Less: Accumulated amortization                     (2,909)        (1,367)
                                                  ----------     ----------
    Net Other Assets                                  29,571          3,990
                                                  ----------     ----------

    TOTAL ASSETS                                  $4,279,751     $4,444,196
                                                  ==========     ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
  Accounts payable                               $   113,105   $     86,658
  Wages payable                                       13,221          9,357
  Payroll taxes and withholdings payable               9,279         17,096
  Sales tax payable                                    9,395          6,481
  Deferred revenues                                   31,544         39,950
  Income taxes payable                                42,600         26,313
  Real estate taxes payable                          259,000        247,613
  Current portion of long-term debt                  190,679        171,505
                                                  ----------     ----------
   Total Current Liabilities                         668,823        604,973

 LONG-TERM LIABILITIES
  Long-Term debt, less current portion             1,131,673      1,333,833
                                                  ----------     ----------

   Total Liabilities                               1,800,496      1,938,806
                                                  ----------     ----------
 STOCKHOLDERS' EQUITY
  Common Stock, $.0001 par value per share             1,705          1,705
   40,000,000 shares authorized
   17,050,000 shares issued and outstanding
  Additional paid-in capital                       1,916,295      1,916,295
  Retained earnings                                  561,255        587,390
                                                  ----------     ----------
   Total Stockholders' Equity                      2,479,255      2,505,390
                                                  ----------     ----------
 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                             $4,279,751     $4,444,196
                                                  ==========     ==========

                See accompanying notes to financial statements
                                  (Page F-1)


 SELECTED COMBINED FINANCIAL DATA


 Abidon consists of the assets of the following three Illinois corporations:
 State Street Investors of Rockford Inc., Rockford Investors Inc., and East State Antiques Mall Inc. The calculations before the corporation was formed are made as follows: 85,250 shares of stock outstanding.


 Selected combined financial data is for the years ended December 31, 1999, 2000, and 2001.


 The weighted average shares diluted for the year 2000 is actual shares outstanding. The 5,000,000 shares of this offering are included in the weighted average shares diluted for 2001, which equals 22,050,000 outstanding shares.

                                 ABIDON, INC.


                      COMBINED STATEMENT OF INCOME DATA


                Years Ended December 31, 2001, 2000, and 1999

                                        2001        2000        1999

                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Total Revenues                       3,522,205   3,826,465   3,878,541
                                      ---------   ---------   ---------
 Total Cost of Goods Sold             1,706,158   1,883,147   1,905,789
                                      ---------   ---------   ---------
     Gross Profit                     1,816,047   1,943,318   1,972,752

 OPERATING EXPENSES                   1,591,869   1,642,801   1,340,514
                                      ---------   ---------   ---------
   Operating Income                     224,178     300,517     632,238
                                      ---------   ---------   ---------
 OTHER INCOME (EXPENSE)
   Interest income                          262       1,312       1,883
   Interest expense                    (112,367)   (120,781)   (129,821)
   Other income                           4,970          --          --
                                      ---------   ---------   ---------
     Net Other Expense                 (107,135)   (119,469)   (127,938)
                                      ---------   ---------   ---------
       Income Before Income Taxes       117,043     181,048     504,300

 PROVISION FOR INCOME TAXES              57,928      26,313      10,185
                                      ---------   ---------   ---------
   NET INCOME                        $   59,115  $  154,735  $  494,115
                                      =========   =========   =========

   Pro forma net income (loss)
     per 0share (1):                      $.003       $1.80       $5.79

   Basic                                 17,050      17,050          85

   Weighted average shares-basic         $.0026       $.009       $5.79

   Diluted                               22,050      17,050          85

   Weighted average shares-diluted       $1,131      $1,520      $1,692




 The following table sets forth the details of the operating expenses for years ending 2001 and 2000.

 Operating Expenses                    Yr. End 2001          Yr. End 2000
 ------------------                    ------------          ------------
 Payroll Reimbursement                           00          (122,385.24)
 Rent Rebate                                     00            110,000.00
 Commissions and Management               73,207.50                    00
 Computer Consulting                      30,075.05             23,405.32
 Server Expenses                                 00              4,746.20
 Commissions - AM                          4,091.24             80,875.00
 Computer Consulting - AM                    515.00             39,244.58
 Accounting and Legal                     41,513.32             17,779.00
 Director's Fees                           2,000.00              2,000.00
 Auto and Truck                            2,893.07              4,231.73
 Advertising AM                          105,756.34                730.64
 Amortization RNTL                         1,523.54                954.17
 Advertising AM                          (9,202.32)             76,128.18
 Bank Charges AM                          23,030.21             21,905.16
 Bank Charges RNTL                           794.20                341.07
 Cable                                       619.52                    00
 Depreciation                            218,275.90            199,932.62
 Donations                                 2,477.01                    00
 Dues and Subscriptions                    1,317.67                847.25
 Employment Benefits                         945.70                    00
 Entertainment                               707.83                731.48
 Federal Payroll Taxes AM                 35,457.22             36,633.07
 Federal Payroll Taxes RNTL                  213.47                283.09
 Equipment Rental                            192.00                859.00
 Insurance Expenses                       35,022.40             15,931.00
 Internet Services                         3,318.94             12,108.19
 Insurance AM                            (1,064.13)                    00
 Web Hosting Service                       2,312.09                    00
 Wages                                   426,704.50            402,805.22
 Licenses & Taxes                            396.50                    00
 Lease Expense                               280.00                    00
 Linen & Laundry AM                              00                325.00
 Linen & Laundry  RNTL                           00                 90.13
 Miscellaneous Expenses AM                       00                469.67
 Miscellaneous Expenses RNTL                     00                260.00
 Office Expense AM                           447.12                100.00
 Office Salaries RNTL                            00                923.50
 Office Expense RNTL                      10,438.31             13,029.19
 Postage                                   2,939.32              1,378.70
 Real Estate Taxes                       259,000.00            247,613.30
 Repairs and Maintenance AM                 (73.00)                    00
 Repairs and Maintenance RNTL            163,381.00            179,362.32
 Sales Promotions                          1,850.00              1,005.34
 Security                                  1,217.22                924.50
 Unemployment Tax                          1,370.05              3,611.21
 Supplies RNTL                             7,908.63             10,793.55

 Supplies AM                                  50.00                770.83
 Supplies Internet RNTL                    1,988.98                    00
 Supplies Computer RNTL                   12,580.67             49,753.74
 Telephone                                14,206.00             24,175.56
 Travel                                      698.02                500.00
 Supplies Internet                               00              1,692.33
 Utilities                                98,707.52             89,830.85
 Telephone-T line                         11,785.85             11,250.00
 Essior Utilities                                00               (86.59)
 Commissions ESTM                                00              5,000.00
 Accounting and Legal ESTM                       00              1,445.00
 Amortization ESTM                               00                  5.89
 Director's Fees ESTM                            00              2,200.00
 Depreciation ESTM                               00              4,061.25
 Office Expense ESTM                             00               (25.13)
 Real Estate Taxes ESTM                          00            (8,340.41)
 Telephone                                       00                175.13
 Payroll Reimbursement HMDS                      00            (8,541.00)
 Computer Consulting HMDS                        00              5,832.95
 Advertising HMDS                                00              2,611.36
 Band Charges HMDS                               00              3,725.01
 Donations HMDS                                  00                 25.00
 Federal Payroll Taxes HMDS                      00              3,868.74
 Insurance Expense                               00            (4,696.00)
 Wages HMDS                                      00             42,066.96
 Misc. HMDS                                      00              1,000.00
 Repair HMDS                                     00                260.68
 Unemployment Tax HMDS                           00                908.41
 Supplies ESS                                    00              1,653.23
 Subcontracting ESS                              00              2,000.00
 Commissions ESS                                 00              5,000.00
 Accounting and Legal ESS                        00              1,660.00
 Bank Charges ESS                                00                  3.51
 Depreciation ESS                                00             11,232.78
 Licenses ESS                                    00                100.00
 Office Expense ESS                              00              (507.78)
 Repairs ESS                                     00              1,268.94
 Supplies ESS                                    00                337.60
 Telephone ESS                                   00                607.78
 ------------------                    ------------          ------------
                       TOTALS          1,591.869.46          1,642.799.76

 QUARTERLY RESULTS OF OPERATIONS

 The following table sets forth, for the periods presented, certain data from Abidon's statement of income. The statement of income data has been derived from Abidon's unaudited combined financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.


                                                           QUARTERLY RESULTS OF OPERATIONS
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                              Three Months Ended
                              Dec. 31  Mar. 31   June 30   Sept.30 Dec. 31  Mar. 31  June 30   Sept. 30  Dec. 31
                                 1999     2000      2000    2000      2000     2001     2001       2001     2001
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Net revenues                   $1013     $693      $942    $890     $1016     $889     $975      $1003     $966
 Cost of net revenues             417      436       469     465       502      519      484        562      489
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Gross Profit                     560      257       473     425       514      370      491        441      477
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
  Total operating expenses        267      203       494     490       417      338      444        444      420
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Income from operations           293      203       494     490       417      338      444        444      420
 Interest and other income, net    --       --        --      --        --       --       --         --       --
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Income before income taxes       293       53      (21)    (65)        97       32       29         14       58
 Provision for income taxes       (64)      (6)       (6)      --        --      (7)      (6)        (3)      (2)
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Net Income                      $229      $47     ($27)   ($65)       $97      $25      $23        $11      $55
                                 ====     ====      ====    ====      ====     ====     ====       ====     ====
 As a Percentage of Net
 Revenues:

 Net revenue                   100.0%   100.0%    100.0%  100.0%    100.0%   100.0%   100.0%     100.0%   100.0%
 Cost of net revenues           41.16    62.91     47.78   52.24     49.40    58.38    48.64      56.03    50.62
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Gross profit                   58.84    37.09     50.22   47.76     50.60    41.62    50.36      43.97    49.38
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Total operating expenses       26.35    29.29     52.44   55.05     81.12    38.02    45.53      44.26    42.16
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Income from operations         32.49     7.80    (2.22)  (7.29)     30.52     3.60     4.83      (.29)     7.22
 Interest and other income, net    --       --        --      --        --       --       --         --       --
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Income before income taxes     32.49     7.80    (2.22)  (7.29)     30.52     3.60     4.83      (.29)     7.22
 Provision for income taxes     (6.31)    (.86)     (.63)      --        --    (.79)   (1.06)      (.06)    (.20)
                                 ----     ----      ----    ----      ----     ----     ----       ----     ----
 Net income                     26.18%    6.94%   (2.85%) (7.29%)    30.52%    2.81%    3.77%       .35%    7.02%
                                 ====     ====      ====    ====      ====     ====     ====       ====     ====

 ---------------------------------------------------------------------------------------------------------------


 The following table sets forth, for the periods presented, certain data from Abidon's combined statement of income as a percentage of net revenues. The information has been derived from Abidon's audited combined financial statements. This information should be read in conjunction with the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                    1999       2000       2001
                                   -----      -----      -----
 Net revenues                      100.0%     100.0%     100.0%
 Cost of net revenues               49.1       49.5       48.4
                                   -----      -----      -----
 Gross profit                       50.9       50.5       51.6
                                   -----      -----      -----
      Total operating expenses      34.6       42.9       42.3
                                   -----      -----      -----
 Income from operations             16.3        7.8        3.3
 Interest and other income, net     (3.3)      (3.1)      (3.0)
                                   -----      -----      -----
 Income before income taxes         13.0        4.7        3.3
 Provision for income taxes          0.3        0.7        1.6
                                   -----      -----      -----
 Net income                         12.7%       4.0%       1.6%
                                   -----      -----      -----


 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Abidon Internet Services is very new and has only been in operation since April 4, 2000 and as of December 31, 2001 has a staff of 25 employees engaged in developing, advertising, promoting the site, improving customer relations, obtaining users, and acquiring companies that will list their entire catalog of products on the site. Abidon Inc. has been able to develop the online service with 25 employees without showing a corporation loss.

 The lease revenues for 1999 were $1,782,746, for 2000 they were $1,783,510, and for 2001 they were $1,700,330. This shows that the income has been more or less the same for the years mentioned above. Antique Mall sales for 1999 were $2,095,795, for 2000 they were $1,968,555, and for 2001 they were
 $1,716,728. This shows a drop in sales of approximately 18% over the three years. The internet auction service generated revenues for 2000 of $74,400 and for 2001 they were $105,147. The total revenues for 1999 were $3,878,541, for 2000 they were $3,826,465 and for 2001 they were $3,522,205, showing a decrease in revenue over the three years of 11%. The operating expense increases from $1,340,514 in 1999 to $1,642,801 in 2000 and to $1,591,869 in 2001. The net income has declined for the years 1999, 2000, and 2001. (1999-$494,115, 2000-$154,735, and 2001-$59,115.) This was a
 decrease in net income of 88%. The operational results or net worth resulted in a decline to $2,505,390 in 2000 and to $2,479,255 in 2001. The main reason for the decline in net income was due to the loss of some tenants in the buildings and the cost of developing the Internet site.

 These costs entailed the capital expenditures for a server, computers, desk, chairs, fax machines, copy machines, phone systems, cameras, printers, and high speed information lines. Other costs were wages for site manager, programmers, sales and clerical, plus miscellaneous costs. Abidon Inc. expects revenue growth in the Internet operation.

 The requirement for capital expenditures has been met for the startup of our Internet site. Future capital expenditures will be for upgrade on computers and additional line upgrades. All incremental upgrades generated by volume will be borne by the increased revenue stream. Abidon Inc. will provide vehicles for its salespeople. All expansion cost for capital requirements will be provided by incremental growth generated by the startup investment income and the proceeds from this issue


 The Internet site will generate revenue by selling advertising banners. The value of these ads increase as the number of hits increases on a monthly total.

 Substantially all of Abidon's revenues come from income from real estate rentals in the two buildings and sales from the antique mall. Abidon.com charged no fees to buyers and, to date, has sold advertising on the Web site - $74,000 in year 2000, and $105,000 in year 2001.


 FACTORS AFFECTING RESULTS OF OPERATIONS AND FINANCIAL CONDITION ON THE
 INTERNET

 Abidon is very new and thus has only a limited operating history on which to base an evaluation of its business and prospects. Abidon's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. To address these risks and uncertainties, Abidon must, among other things, maintain and increase the number of its registered users, items listed on its service and completed auctions, maintain and enhance its brand, implement and execute its business and marketing strategy successfully, continue to develop and upgrade its technology and information processing systems, continue to enhance the Abidon.com service to meet the needs of a changing market, provide superior customer service, respond to competitive developments, and attract, integrate, retain and motivate qualified personnel. There can be no assurance that Abidon will be successful in accomplishing all of these things, and the failure to do so could have a material adverse effect on Abidon's business, results of operations and financial condition.

 Abidon Internet Services believes that its continued growth will depend in large part on its ability to: (i) increase its brand name awareness, (ii) provide its customers with superior community and trading experiences and
 (iii) maintain sufficient transaction volume to attract buyers and sellers. Accordingly, Abidon intends to invest in marketing and promotion, site development, technology and operating infrastructure development. In view of the rapidly evolving nature of Abidon's business and its limited operating history, Abidon believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.


 Abidon's operating results have varied on a quarterly basis during its short operating history and may fluctuate significantly as a result of a variety of factors, many of which are outside Abidon's control. Sales from the Antique Malls and the ability to keep the real estate office/retail buildings leased could affect the profitability. Other factors that may affect Abidon's quarterly operating results include:

 (a) Abidon's ability to manage the number of items listed on its service;
 (b) price competition;
 (c) increasing consumer confidence and acceptance of the Internet and other online services for commerce and, in particular, the trading of products such as those listed on Abidon;
 (d) Abidon's ability to retain an active user base, attract new users who list items for sale and who complete transactions through its service and maintain customer satisfaction;
 (e) the level of use of the Internet and online services;
 (f) the announcement or introduction of new sites, services and products by Abidon or its competitors;
 (g) consumer confidence in the security of transactions over the Internet;
 (h) the success of Abidon's brand building and marketing campaigns;
 (i) the volume of items listed on Abidon's web site;
 (j) Abidon's ability to upgrade and develop its systems and infrastructure to accommodate growth;
 (k) the timing, cost and availability of advertising in traditional media and on other web sites and online services;
 (l) volume, size, timing and completion rate of trades on Abidon;
 (m) Abidon's ability to attract new personnel in a timely and effective manner;
 (n) technical difficulties or service interruptions;
 (o) the amount and timing of operating costs and capital expenditures relating to expansion of Abidon's business, operations and infrastructure;
 (p) governmental regulation by Federal or local governments;
 (q) general economic conditions as well as economic conditions specific to the Internet and online commerce industries, and consumer trends and popularity of certain categories of collectible items.


 Abidon believes that its results of operations from Internet sales are somewhat seasonal in nature, with fewer auctions around the Thanksgiving and Christmas holidays in the fourth quarter. Abidon's limited operating history, however, makes it difficult to fully assess the impact of these seasonal factors or whether or not its business is susceptible to cyclical fluctuations in the U.S. economy. In addition, Abidon believes that its growth may have overshadowed whatever seasonal or cyclical factors might have influenced its business to date. There can be no assurance that seasonal or cyclical variations in Abidon's operations will not become more pronounced over time or that they will not materially adversely affect its results of operations in the future. Moreover, consumer "fads" and other changes in consumer trends may cause significant fluctuations in Abidon's operating results from one quarter to the next.

 Due to the foregoing factors, Abidon's quarterly revenues and operating results are difficult to forecast. Abidon believes that period-to-period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is likely that in one or more future quarters Abidon's operating results will fall below the expectations of investors.



 INFORMATION WITH RESPECT TO REGISTRANT

 THE COMPANY - ABIDON INC.

 The corporation, Abidon Inc., is in the business of leasing office and retail space, and operates Abidon Inc., dba East State Antiques Mall and Abidon Internet Services.

 Abidon.com is an online auction site offering a place for the public to sell or buy many different products. We also have online stores specializing in antiques and collectibles for people who prefer not to have to bid. On our online stores, people can immediately purchase items that are available and they can make an offer to the seller as well. Between both of these sites, this adds up to thousands of items for sale and continues to build our customer base. The sellers on our auction site and on our online stores establish their selling price.

 There are 3,053 categories and thousands of items available for purchase. People are talking about Abidon and are able to find products that they are interested in.

 Abidon's principal executive offices are located at 5301 E. State Street, Suite 215, Rockford, Illinois. The phone number is 815-226-8700. The web site is located at www.abidon.com. Information contained on Abidon's web site shall not constitute a part of this Prospectus.

 Abidon leases space to 77 different companies at their two commercial buildings located at 5301 and 5411 E. State Street, Rockford, Illinois. The real estate is owned by Abidon Inc.

 Abidon operates the East State Antique Mall in both of their commercial buildings at 5301 and 5411 E. State Street, Rockford, Illinois. The businesses are located in the lower levels of these two buildings. The space and showcases are rented to antique dealers. The antiques are purchased by the public. The customer will pay for the purchase at the checkout counter. Dealers are paid for the sales made from their booth or showcases every two weeks. On top of their rent they pay 6% of their sales to the East State Antique Mall. The store hours are 10:00 AM to 9:00 PM seven days a week except they are closed on three holidays each year (Easter, Thanksgiving, and Christmas).

 DESCRIPTION OF BUSINESS

 On December 19, 1985 Howard P. Miller incorporated Rockford Investors Inc., an Illinois Corporation. The corporation was formed to build a commercial building of 60,000 square feet located at 5411 E. State Street, Rockford, Illinois. Authorized shares of the corporation were 10,000,000 without Par Value. On January 3, 1986 at a special meeting of the Board of Directors, a resolution was passed to issue 41 shares of stock to Howard Miller and it was approved by Howard Miller, sole director. The 41 shares of stock were issued in exchange for 4-1/4 acres of land located at 5411 E. State Street, Rockford, Illinois. On February 5, 1986 a resolution was passed to sell 40 shares of common stock at $10,000 per share. Howard Miller then purchased an additional 9 shares of the 40 shares of stock that were available for sale. The remaining 31 shares were sold to 9 local investors, including 11 shares that were sold to Howard Miller's brother, Stanley Miller, and 6 shares sold to a cousin, Irvin Miller. The building was completed in December of 1986. The corporation was changed to an Illinois Partnership on June 29, 1988. On January 3, 2000 it was changed from a Partnership to an Illinois corporation and was merged into UBuy2 Inc. on January 24, 2000 (later changed to Abidon Inc., a Delaware corporation). Rockford Investors Inc. stockholders received 20,250 shares of stock. The name was amended to Abidon Inc. on April 6, 2000. The mortgage balance on the commercial building as of September 1, 2001 was $129,785. A quarterly dividend of $500 per share was paid on all of the 81 outstanding shares from 1995 through January 6, 2000, except for one quarter in 1995 and one quarter in 1998 when $400 per share was paid.

 On June 8, 1989 Howard Miller incorporated State Street Investors of Rockford Inc., an Illinois corporation. Authorized shares of the corporation was 1,000 without Par Value. On September 20, 1989 a resolution was passed by the sole director, Howard Miller, to have two classes of stock, Class A voting stock and Class B, non voting stock with no Par Value on either class of stock, being 40 shares of Class A voting stock and 120 shares of Class B non voting stock. The 40 shares of Class A voting stock were issued to Howard Miller and a reverse split of the 40 shares of stock (2 for 1), which left 20 shares of Class A voting stock. Then 90 shares of Class B non voting stock were sold at $20,000 per share and were sold to 30 investors. On October 4, 1989 the corporation purchased 6.55 acres of land located at 5301 E. State Street, Rockford, Illinois from Howard Miller for $450,000. The corporation constructed a 160,000 square foot office and retail building. Howard Miller and Stanley Miller were General Contractors for the corporation and it was completed October 1990. Of the 90 shares of stock that were sold 20 shares were purchased by Stanley Miller (the brother of President Howard Miller) and a cousin, Irvin Miller, purchased 6 shares. State Investors Inc. merged into UBuy2 on January 24, 2000, for 55,000 shares of stock. Mortgage balance on the commercial building as of September 1, 2001 was $1,279,131. A quarterly dividend of $1,000 per share was paid on all the 110 outstanding shares from 1994 through January 11, 2000, except for one quarter in October 1995 of $950 per share.

 In December, 1986, Howard Miller, dba East State Antique Mall, Rockford, Illinois opened its doors at 5411 E. State Street with 20,000 square feet of retail space. In December, 1990, it expanded to a second location at 5301
 E. State Street, Rockford, Illinois in 40,000 square feet of retail space. The business obtained as high as 320 antique dealers leasing space in the two locations. The business was incorporated in the State of Illinois under the name of East State Antique Mall, Inc. an Illinois corporation on November 9, 1999. (Authorized shares of 1,000 with no Par Value.) On November 15, 1999 Howard Miller, President, and Stanley Miller, Secretary, passed a resolution to issue 10 shares of stock to Howard Miller and 10 shares of stock to Stanley Miller (Howard Miller's brother). The East State Street Antique Mall merged into UBuy2, Inc. on January 24, 2000, in exchange for 10,000 shares of UBuy2, Inc. stock. The UBuy2, Inc. name was changed to Abidon, Inc. on April 6, 2000.

 On January 18, 2000, Howard Miller and Stanley Miller incorporated UBuy2 Inc. a Delaware corporation. UBuy2 Inc. consisted of the merger of the following three corporations: State Street Investors of Rockford Inc. (55,000 shares), East State Antique Mall Inc. (10,000 shares), and Rockford Investors Inc. (20,250 shares) for a total outstanding shares of stock of the corporation of 85,250 shares of common stock. A resolution was passed by UBuy2 Inc. on January 20, 2000 for a stock split of 200 to 1. There are 17,050,000 shares of common stock outstanding.

 As of now the corporation, Abidon Inc., is in the business of leasing office and retail space, operates Abidon dba East State Antique Mall, Abidon Internet auction service, community page, stores, advertising on the site, and offers many other services on the Internet.


 Abidon's current policy is to charge only for advertising on its Internet web site. The Board policy is to provide services of allowing dealers to list product and sellers to purchase product from these dealers without paying a fee to Abidon. It is the Board of Director's option to change this policy.



 DESCRIPTION OF PROPERTY

 5411 E. State Street, Rockford, Illinois, is a three story office and retail commercial building with 60,000 square feet, located on a 4-1/2 acre parcel of land. It is a steel structure with steel bar joists and masonry exterior walls. The interior has oak doors, suspended ceilings, interior walls are dry walled with steel studs, and carpeted or tiled floors on upper 2 floors. The building has an elevator and is sprinkled. Lower level has only lattice dividers and exposed bar joist ceilings with concrete floors. The East State Antique Mall is located in the lower level with approximately 100 dealers and consisting of 20,000 square feet of space. The building also has approximately 20 office and retail businesses. The mortgage balance on the building as of December 31, 2001 is $116,375 with an interest rate of 7.87%. The monthly payments are $5,300 and will pay off in 2003. The mortgage is with Bank One, Illinois, NA, 1 East Old State Capitol Plaza, Springfield, Illinois 62794 (Customer
 Number: 7606830004). Abidon believes that it has adequate insurance coverage on the building. There are no major renovations or improvements on the building, other than normal. The Book Value as of December 31, 2001 is $793,993. Abidon believes that the competitive condition of the property is good since Abidon has maintained a 95+ percent occupancy over the past ten years.

 5301 E. State Street, Rockford, Illinois is a four story office and retail commercial building with 160,000 square feet, located on a 6-1/2 acre parcel of land. It is a steel structure with steel bar joists and masonry exterior walls. The interior has oak doors, suspended ceilings, interior walls are drywalled with steel studs, and carpeted or tiled floors on upper 3 floors. The main entrance has an open staircase with marble floors. There is a 4 acre parking lot. The lower level has only lattice walls and exposed bar joist ceilings and concrete floors. The East State Antique Mall is located in the lower level with approximately 200 antique dealers in 37,500 square feet of space and also the Abidon Internet site with 2,500 square feet of space. There are 60 leasers of retail and office space in the remainder of the building on the upper three floors. The building has an elevator and is sprinkled. The mortgage balance on the building as of December 31, 2001 is $1,233,679 with an interest rate of 7.5% and will pay off in September 2008. Monthly payments are $19,251.74. The mortgage is with Associated Commercial Mortgage Inc., 401 East Kilbourn Avenue, Suite 350, Milwaukee, Wisconsin 53202 (800-622-3836). Account No. 687-0687-6163157-5555. Abidon believes that it has adequate insurance coverage on the building. There are no major renovations or improvements on the building, other than normal. The Book Value as of December 31, 2001 is $3,336,924. Abidon believes that the competitive condition of the property is good since Abidon has maintained a 95+ percent occupancy over the past eight years.

 The following information pertains to the two real estate properties owned by Abidon Inc.:

 Rockford, Illinois is the second largest city in Illinois. It is located about 80 miles northwest of Chicago, near the Wisconsin border. There are more than 600 industries making over 300 different products distributed throughout the world. Adequate schools, churches and recreational facilities are well located throughout the city. Bus transportation serves all areas of the city. Interstate Highway 90, Northwest Tollway, permits fast transportation to Chicago and O'Hare Airport, as well as north to Minneapolis and St. Paul. Interstate 39 affords travel north and south. Rockford has many truck and freight lines, an outstanding airport facility, and is served by several railroads. East State Street is a major east-west highway, intercity Route 20, connecting the central downtown business district with Interstate 90, continuing east to Belvidere. Mulford Road, just east, is one of the major north-south community highways connecting the general northeast residential areas with those in the southeast, continuing south into the county. Automobile traffic is very heavy. This location is in the center of one of the fastest growing commercial and residential areas of the city. The properties surrounding are mixed and include numerous fast food outlets, several automobile agencies, gasoline service stations, and several large retail centers. A large hospital complex is northeast across East State Street and a private liberal arts college, Rockford College, is 1,000 feet north.


                                              5411 EAST STATE STREET, ROCKFORD, ILLINOIS
                                            NEW TOWNE PLAZA I RENTAL SCHEDULE AS OF 3/31/02

                                                        Current                                        Gross
                                              Current    Maint.   Lease                                Annual
 Tenant                             Sq. Ft.     Rent      Fee    Expires           Option              Rental %
 ------                             -------   -------     ---    -------           ------              ------
 Hayes Marketing Services              740     740.00            2/28/04   3 yrs./$1.00 inc.            1.500
 Beth & Rudnicki Insurance           1,345     731.90    220.81  8/31/02   3 yrs./$2.00 inc.            2.720
 Big Apple Bagels (restaurant)       2,356   1,621.71    734.28  3/31/04   Two 5-yr/$1.00 inc.          4.762
 Whale Inc. (diet center)            1,700   1,170.17    529.84  3/31/03   Exercised option             3.436
 Solomon Foley (State Farm Ins.)       836     624.22    130.27  4/30/03   5 yrs./$1.00 inc.            1.689
 Larry Lang (American Family
   Ins.)                               553     332.58     90.78  1/31/05   Two 3-yr/$1.00 inc.          1.112
 Mailboxes & Parcel Depot            1,440     991.20    448.80  10/31/03  5 yrs./$1.00 inc.            2.912
 March of Dimes (non-profit)           568     902.91    488.69  12/14/03  5 yrs./$2.00 inc.            1.148
 Mr. Clean Cleaners (dry
   cleaners)                           900     548.33    288.83  2/01/97   Month to Month               1.819
 Interim Healthcare                  1,500   1,032.50    467.50  5/31/03   3 yrs./$1.00 inc.            3.032
 S & H Spherion Corp. (retail
   sales)                            1,500   1,032.50    467.50  5/31/03   3 yrs./$1.00 inc.            3.032
 Signatures Hair Studio                500     465.00            1/31/03   5 yrs./$1.00 inc.            1.010
 Superior Travel (travel agency)     2,748   1,433.54    856.46  10/31/03  5 yrs./$1.00 inc.            5.554
 Warranty processing (new car)       5,788   2,049.80    950.20  12/31/03  5 yrs./$2.00 inc.           11.699
 Velasco & Associates (financial)    1,740   1,232.50            4/30/05   2 yrs./$2.00 inc.            3.517
 River Valley Community Church       1,136     861.47            2/14/01   Month to Month               2.296
 Muscular Dystrophy Assn. (non
   profit)                           2,555   1,070.97    419.45  5/31/03   5 yrs./$2.00 inc.            5.164
 Mortgage Bankers Services Corp
   (mortgages)                       1,571     703.51    257.91  9/30/03   3 yrs./$1.00 inc.            3.175
 Antique Mall I (retail sales)      20,000  14,000.00          Year to year                            40.424

 Robbinswood Outdoor Advertising-sign rental-$2.000     annually-lease expires August 31, 2005.
 ----------------------------------------------------------------------------------------------

 Rental Fee Per Month (Includes Maintenance)  $37,896.00          Per Year  $454,752.00
 --------------------------------------------------------------------------------------
           Sign Rental                                                      $  2,000.00
 --------------------------------------------------------------------------------------
 TOTAL INCOME PER YEAR                        $37,896.00          Per Year  $456,752.00
 --------------------------------------------------------------------------------------
 Total Square Feet Rented: 49,476 (first, second and lower level)
 ----------------------------------------------------------------


                                                             ABIDON, INC.
                 Income & Expense Statement - New Towne Plaza II Rental Schedule as of 3/31/02 - 5301 E. State Street

                                                           Current                                              Gross
                                              Current       Maint.       Lease                                  Annual
 Tenant                             Sq. Ft.     Rent         Fee        Expires           Option                Rental %
 ------                             -------   -------        ---        -------           ------                 ------
 Phazes Hair Salon                    1000     833.33       333.33 12/1/00-11/30/05    5 yrs./$1.00 inc.           .070
 Focus Financial Advisors             2955   2,145.51       458.43 04/1/96-3/31/07     5 yrs./$1.00 inc.          2.070
 Spectrum Insurance Agency            3740   2,337.50       701.25 12/1/90-7/31/03     5 yrs./$1.00 inc.          2.628
 Jenny Craig Diet Center              2386   1,789.50       795.33 12/15/90-12/31/02   2 yrs./$1.00 inc.          1.677
 Management Resource Group
   (financial)                        1200     825.00       225.00 1/1/01-8/31/02      1 yr./$1.00 inc.            .082
 Antique Mall #2 (antique sales)    40,000  28,100.00              Year to year                                  28.811
 Necchi New Home Sewing Center        3630   2,571.25     1,210.00 3/1/91-2/28/10      10 yrs./$2.00 inc.         2.550
 Blades Hair Salon                     750     618.75       275.00 4/15/91-4/14/06     5 yrs./$1.00 inc.           .052
 Cummings Advertising                 8635   5,655.93     1,770.18 8/15/91-8/14/04     5 yrs./$1.00 inc.          6.069
 Millard Brown (market research)      5650   4,708.33     1,059.38 2/1/00-1/21/03      3 yrs./no inc.             3.971
 Midwest Sleep & Neuro Institute      2900   1,872.92       543.75 11/01/01-11/30/05   5 yrs./$1.00 inc.          2.038
 Richard Kretz (shareholder service)   340     323.00              11/20/91-11/19/03   5 yrs./$1.00 inc.           .024
 Ash Equipment (equipment sales)       124     120.00              1/1/93-12/31/02     3 yrs./no inc.              .010
 American Republic Insurance          1342     838.75       447.33 7/1/99-6/30/02      3 yrs./$1.00 inc.           .341
 Mark Rouleau (attorney)               525     509.69              1/15/95-1/14/03     2 yrs./no inc.              .037
 StarMed Health Personnel              700     904.17              3/1/02-2/28/05      3 yrs./$1.00 inc.           .049
 Appraisal Services (real estate)     1800   1,215.00       337.50 5/1/92-4/30/04      3 yrs./$1.00 inc.          1.265
 John O'Brien, DDS                    2100   1,925.00       393.75 8/1/92-7/31/02      10 yrs./$2.00 inc.         1.476
 Candy's Creative Hair Design         1075     716.67       358.33 4/15/01-4/14/06     5 yrs./$1.00 inc.           .756
 Mary Kay Cosmetics Training Center   1920   1,270.00       237.49 6/15/92-6/14/02     5 yrs./$2.00 inc.          1.349
 Connect Two (answering service)      1240     837.00       232.50 3/1/94-2/28/07      5 yrs./$1.00 inc.           .089
 S.J. Grant (Dale Carnegie Course)    1250     885.42       156.25 8/15/92-8/14/03     5 yrs./$1.00 inc.           .088
 Rock Valley Women's Health Center    1550   1,046.25       290.63 3/1/01-2/28/04      2 yrs./$1.00 inc.          1.090
 Mid Northern Mgmt. (property mgmt)   1590   1,060.00       198.75 11/15/92-11/14/02   5 yrs./$1.00 inc.          1.117
 Dean Badorek (insurance)              845     522.92       158.44 12/1/92-11/30/02    5 yrs./$.50 inc.            .059
 Onit Consulting Services
   (computer training)                2700   1,597.50       506.25 9/24/01-9/23/03     5 yrs./$1.00 inc.          1.897
 Periodic Payment (investment sec.)    770     574.64       144.38 1/1/02-12/31/04     3 yrs./$1.00 inc.           .054
 Simply Computers Software Inc.        617     790.00              12/15/98-8/31/04    5 yrs./$1.00 inc.           .043
 Harkness Insurance LLC               1000     666.67       333.33 9/1/99-8/31/04      4 yrs./$2.00 inc.           .070
 Sue Seehawer (costhetics)            1225     918.75       306.25 9/1/97-8/31/02      5 yrs./$2.00 inc.           .086
 Portamedic (physicals)               1125     759.38       210.93 1/02/02-12/31/04    3 yrs./$1.00 inc.           .079
 James Archer (insurance)              504     341.04       167.94 1/1/97-12/31/02     3 yrs./$1.00 inc.           .035

                                     50


           Income & Expense Statement - New Towne Plaza II Rental Schedule as of 3/31/02 - 5301 E. State Street (continued)

 Peter F. Geraci (attorney)            700     700.00              4/1/01-3/31/04         3 yrs./$1.00 inc.        .049
 Rosetta Chamberlin (realtors)         410     369.00              3/1/94-2/28/03         3 yrs./$2.00 inc.        .029
 Temp Connect (employment agency)     2160   1,800.00       540.00 10/1/97-9/30/02        5 yrs./$1.00 inc.       1.518
 Lee, Hecht, Harrison (Insurance)     3790   2,605.43       710.62 9/1/01-8/31/04         5 yrs./$1.00 inc.       2.664
 Automatic Data Processing             220     238.33              5/1/99-4/30/03         1 yr./$1.00 inc.         .016
 Harold Best (doctor)                  678     621.50              5/1/00-4/30/03         3 yrs./$2.00 inc.        .048
 Elite Reporting Services Ltd.
   (court reporter)                    270     270.00              8/21/95-8/20/02        3 yrs./$2.00 inc.        .019
 John Johnson (insurance)             1505   1,505.00              4/1/01-3/31/04         3 yrs./$1.00 inc.       1.058
 Consumers Illinois Water Co.          574     478.33              8/1/99-7/31/02         3 yrs./$1.00 inc.        .040
 Back in Action Chiropractic          1425     771.88       475.00 12/1/00-11/30/03       3 yrs./$2.00 inc.       1.002
 Lehnen Mollan & Assoc.               1025     619.27       341.67 2/1/00-1/31/05         5 yrs./$1.00 inc.        .072
 Pro Care Dental Group                1340   1,340.50       167.50 7/1/97-6/30/07         5 yrs./$2.00 inc.        .094
 Gabrielle Sartwell Diamond Realty    1098   1,098.00              4/1/00-3/31/05         5 yrs./$1.00 inc.        .077
 Rockford Sexual Assault Consulting    362     362.00              3/15/02-3/14/04        2 yrs./$1.00 inc.        .026
 Val Pak (advertising)                 910     850.83              9/1/97-8/30/02         0 yrs./$.0.00 inc.       .064
 Learning & Discovery Services         110     110.00              10/15/97-10/14/02      1 yrs./$0.00 inc.        .008
 Kirkwood Education Services          1500   1,000.00       500.00 5/1/98-4/30/03         5 yrs./$1.00 inc.       1.050
 Mary's Candy Bouquet (retail
   sales)                             1200   1,000.00       400.00 6/1/99-5/31/04         5 yrs./$1.00 inc.        .084
 Barbara Askelson (insurance)          878     830.44              1/15/00-12/14/04       3 yrs./$1.00 inc.        .062
 Dr. Robert Heit (chiropractor)       2150   1,612.50       716.67 11/15/99-11/14/04      2-5 yrs./$1.00 inc.     1.511
 Illinois Introductions (match
   making)                             755     775.00              8/1/00-7/31/03         3 yrs./$1.00 inc.        .053
 Illinois Introductions (match
   making)                             670     660.00              1/1/01-12/31/02        2 yrs./$1.50 inc.        .047
 Illinois Introductions (match
   making)                             354     382.50              6/1/01-7/31/03         3 yrs./$1.00 inc.        .025
 Camelot Care Centers Inc.            3786   2,524.00       709.80 1/1/00-12/31/05        5 yrs./$1.00 inc.       2.660
 Norbert J. Wick (general office)      280     280.00              3/12/01-3/11/02        1 yr./no inc.            .020
 Wells Fargo Home Mortgages            340     340.00              Month to month                                  .020
 Accurate Mortgage Services            652     652.00              5/11/01-4/30/02        1 yr./no inc.            .046
 Midwest Home Funding (mortgages)     1225     816.67       408.33 9/1/01-8/31/04         3 yrs./$1.00 inc.        .086
 Dealer Marketing Systems
   (warranty processing)              2180   1,271.67       726.65 9/1/01-8/31/04         3 yrs./$1.00 inc.       1.532
 Deep Sea Electronics (sales)          900     637.50       168.75 9/1/01-8/31/04         5 yrs./$1.00 inc.        .063
 Tim Spinker & Lisa Capriotti
   (insurance)                        1185   1,530.63              1/1/02-12/21/07        5 yrs./$1.00 inc.        .083
 First Benefits Group (insurance)     2800   1,575.00       525.00 2/1/02-1/31/05         3 yrs./$1.50 inc.       1.970


 Total Square Feet Leased: 134,620
 ---------------------------------
 Rental Fee (including Maintenance Fee): $117,149.63 per month    $1,405,795.56 per year
 ------------------------------------------------------------------------------
 Total Income:  $1,405,796.56
 ----------------------------


                 Complete List Of All Equipment And Computers
                           Owned Free And Clear By
                                 Abidon, Inc.

 Quantity Description                                        Category
 -------- -----------                                        --------
       27 Monitors                                           Computer
       25 Work Stations                                      Computer
        2 Accelera Credit Card/Check Verification 000-8900   Credit Card
        2 MS Cash Drawers                                    Credit Card
        2 Star TSP 55011 Receipt Printer                     Credit Card
        2 Veriphone Credit Card Receipt Printer 250          Credit Card
        1 Veriphone Credit Card Receipt Printer              Credit Card
        5 Sony MVC-FD73 Digital Camera                       Imaging
        1 3Com Officeconnect Hub 16 Port                     Network
        4 Belkin Category 5e 12 Port Patch Panel             Network
        2 Belkin Category 5e 24 Port Patch Panel             Network
        1 Cisco 1605R Router                                 Network
        3 APC Back-Ups 300                                   Power
        1 APC Smart-Ups 1250                                 Power
        1 APC Smart-Ups 1400                                 Power
        1 D-Link Printer Server 3-port                       Printer
        2 Epson LQ-570+ Dot Matrix Printer                   Printer
        1 HP Color Copier 190                                Printer
        1 HP DeskJet 612c Inkjet Printer                     Printer
        3 Lexmark z11 Inkjet Printer                         Printer
        1 Lexmark z32 Inkjet Printer                         Printer
        1 Panasonic KX-P1123 Dot Matrix Printer              Printer
        1 Acer AcerScan 620U                                 Scanner
        1 Genius ColorPage - Vivid III V2                    Scanner
        1 Umax Astra 1200S                                   Scanner
        1 Avocent Switchview KVM 4-port                      Server
        1 Custom File/Security Server                        Server
        1 Custom Web/SQL Server                              Server
        1 Cybernet Firewall Pro Suite v3.2                   Software
        1 Ipswitch Imail Server v7.0                         Software
        1 Microsoft SQL Server 7 with 5 Clients              Software
        1 Microsoft Windows 2000 Server with 25 Clients      Software
        1 Microsoft Windows 2000 Server with 5 Clients       Software
       28 Microsoft Windows 98SE                             Software
        1 Veritas Backup Exec v8.6                           Software
        1 AT&T Cordless 900MHz Phone                         Telephony
        3 AT&T Digital Answering Machine                     Telephony
        1 Brother IntelliFax 1270                            Telephony
        1 Castio TA-145 Answering Machine                    Telephony
        3 GE 12 Memory Speaker Phone                         Telephony
        2 Uniden 900 MHz Cordless Phones                     Telephony
        1 Uniden Cordless speaker Phone w/Answering Machine  Telephony
        1 Uniden EXP7901 900MHz Cordless Telephone           Telephony

 INDUSTRY BACKGROUND

 GROWTH OF INTERNET AND ONLINE COMMERCE

 The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation (IDC) estimates that the number of web users is growing at a fast pace. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media:
 users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or with entire groups of individuals. As a result of these characteristics, web usage is expected to continue to grow rapidly.

 The growing adoption of the web represents an enormous opportunity for businesses to conduct commerce over the Internet. While companies initially focused on facilitating and conducting transactions between businesses over the Internet, a number of companies more recently have focused on facilitating a wide variety of business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence for purchase, such as books, CDs, videocassettes, automobiles, home loans, airline tickets and online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments required to build a number of local retail presences, manage a worldwide distribution infrastructure or develop the printing and mailing infrastructure associated with traditional direct marketing activities. While companies have generally focused on applying these benefits in business-to-business and business-to-consumer transactions, a significant market opportunity exists to apply these same advantages to facilitate person-to-person trading over the Internet.

 THE PERSON-TO-PERSON TRADING MARKET OPPORTUNITY

 The exchange of goods between individuals, person-to-person trading, has traditionally been conducted through trading forums such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. These markets are highly inefficient, making person-to-person trading difficult for buyers and sellers. Their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions. The localized nature of these markets also results in a limited variety and breadth of goods available in any one location. Buyers are limited to searching through local classified ads or to traveling to numerous geographically dispersed flea markets, trade shows or dealer shops in order to find items of interest. These markets often have high transaction costs because intermediaries either mark up goods for resale or charge a commission. Because these markets are information inefficient, buyers and sellers lack a reliable and convenient means of setting prices for sales or purchases with traditional person-to-person trading while offering the benefits of Internet-based commerce to the person-to-person trading market. An Internet-based centralized trading place facilitates buyers and sellers meeting, listing items for sale, exchanging information, interacting with each other and, ultimately, consummating transactions. It allows buyers and sellers to trade directly, bypassing traditional intermediaries and lowering costs for both parties.

 This trading place is global in reach, offering buyers a significantly broader selection of goods to purchase and providing sellers the opportunity to sell their goods efficiently to a broader base of buyers. It offers significant convenience, allowing trading at all hours and providing continually updated information. By leveraging the interactive nature of the Internet, this trading place also facilitates a sense of community through direct buyer and seller communication, thereby enabling the interaction between individuals with mutual interests. In addition, this community orientation, facilitation of direct buyer and seller communication and efficient access to information on a particular buyer or seller's trading history can help alleviate the risks of anonymous trading. As a result, there exists a significant market opportunity for an Internet-based centralized trading place that applies the unique attributes of the Internet to facilitate person-to-person trading.

 THE ABIDON SOLUTION

 Abidon.com utilizes person-to-person trading of a wide range of goods over the Internet using an efficient auction format. The core Abidon service permits sellers to list items for sale, buyers to bid for and purchase items of interest and all Abidon users to browse through listed items from any place in the world at any time. Abidon offers buyers a large selection of new and used items that can be difficult and costly to find through traditional means such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. Abidon also enables sellers to reach a larger number of buyers more cost effectively than traditional person-to-person trading forums. Abidon also has real estate holdings and operates the East State Antique Malls.

 Abidon, Inc., a Delaware corporation, was originally introduced on January 18, 2000 to create an efficient marketplace for individuals to trade with one another. Abidon began as an online trading community. Abidon primarily attracts buyers and sellers through TV ads, trade magazines, newspapers, web pages, and links, and by providing buyers and sellers with a place to trade goods with one another. The number of categories under which Abidon lists goods for auction has grown to over 3000. The average number of items listed for sale has increased to 5000 and the number of registered unique dealers has increased.

         December 31, 1999     1,212
         December 31, 2000     2,151
         December 31, 2001     2,930
         December 31, 2002     3,263


 COMPELLING TRADING ENVIRONMENT. Abidon has created a distinctive trading environment by utilizing an auction format, establishing procedural rules and promoting community values that are designed to facilitate trade and communications between buyers and sellers, without the need for Abidon to intervene and play a significant role in the trading process. The auction format creates a sense of urgency among buyers to bid for goods because of the uncertain future availability of a unique item on the site. Similarly, by accepting multiple bids at increasing prices, its auction format provides sellers a more efficient means of obtaining a maximum price for their products.

 Abidon encourages every Abidon user to provide comments and feedback on other Abidon users with whom they interact and offers user profiles that provide feedback ratings and incorporate these comments. Abidon believes that this Feedback Forum helps make users more comfortable with dealing with an unknown trading partner over the web. In addition, Abidon provides guidelines for trade, helps provide information to resolve user disputes, responds to reports of misuse of the Abidon service and, if necessary, suspends users who violate the terms of Abidon's user agreement.

 COST EFFECTIVE, CONVENIENT TRADING. Abidon allows its buyers and sellers to bypass traditionally expensive, regionally fragmented intermediaries and carries no inventory. Sellers bypass costly traditional intermediaries thus allowing for lower selling costs and increasing the sellers' likelihood of finding buyers willing to pay his or her target price. To list an item on Abidon, sellers pay no placement fee. As a result, sellers can sell relatively inexpensive items. By allowing sellers to conveniently reach a broad range of buyers, Abidon also ameliorates the time-consuming, logistical inconvenience of individual selling. Buyers have access to a broad selection of items and avoid the need to pay expensive markups or commission to intermediaries. Buyers are not charged for trading through Abidon. The items listed on

 Abidon provides a mutual benefit for buyers and sellers to more effectively determine the appropriate price for an item.

 STRONG COMMUNITY AFFINITY. Abidon believes that fostering direct interaction between buyers and sellers with similar interests has enabled it to create a loyal, active community of users. Abidon has introduced a variety of features and services designed to strengthen this sense of community among Abidon users. Abidon facilitates communications between buyers and sellers by offering customer support assistance from Abidon personnel and other Abidon users and by providing community features that are designed to encourage consumer loyalty and repeat usage.

 INTUITIVE USER EXPERIENCE. Abidon's service is a fully automated, topically arranged, intuitive and easy-to-use online service that is available on a 24 hour a day, seven days a week basis. Within minutes of completing a simple online form, a seller can immediately list items for sale on the service, and buyers can submit bids for items quickly and easily. Buyers can easily search the thousands of items listed by category or specific item. During the course of the auction, bidders are notified by email of the status of their bids and are notified immediately if they are outbid. Sellers and successful bidders are automatically notified when an auction is completed. To assist users further, Abidon offers customer support via email.

 ABIDON STRATEGY

 Abidon's objective is to build on its position as an online person-to-person trading community. The key elements of Abidon's strategy are:

 GROW THE ABIDON COMMUNITY AND THE ABIDON BRAND. Abidon believes that building greater awareness of the Abidon brand within and beyond the Abidon community is critical to expanding its user base and to maintaining the vitality of the Abidon community. Abidon's historical growth has been largely attributable by word-of-mouth, through TV ads, trade magazines, newspapers, web pages, links and banners. Abidon intends to build its user base and its brand name aggressively. Abidon has prepared a substantial national advertising campaign, both in traditional media and online, that is designed to attract new Abidon users. The campaign will include advertising in targeted publications, strategic advertising and sponsorship placements on high traffic web sites, radio and television advertising campaigns and active participation in other forums such as selected trade shows. The marketing campaign will be launched, in part, by the proceeds from this offering. The marketing plan is dependent upon this offering.

 BROADEN THE ABIDON TRADING PLATFORM. Abidon intends to pursue a multi-pronged strategy for growing the Abidon platform within existing product categories, across new product categories and internationally. Abidon will target key vertical markets in its user programs and marketing activities. Abidon also intends to grow existing product categories by introducing category-specific bulletin boards and chat rooms, integrating category-specific content, advertising its service in targeted publications and participating in targeted trade shows. In addition, Abidon intends to broaden the range of products offered on its trading platform by seeking to attract new users from the general audience of Internet users and adding product categories, content and other services or features to meet this new user demand. Abidon believes that there are significant opportunities for person-to-person trading worldwide and therefore intends to leverage the service and brand name internationally by developing Abidon for selected international markets and marketing and promoting these services actively.

 ENHANCE FEATURES AND FUNCTIONALITY. Abidon.com intends to update and enhance the features and functionality of Abidon frequently in order to continue to improve the user trading experience through Abidon. Abidon recently introduced personalization features such as a customizable user interface that tracks a user's recent auction activity and account balance information and highlights auctions of specified items. Abidon intends to introduce other features such as new auction formats, online stores and online want ads, category-specific content and other features designed to enhance the Abidon experience. Abidon will continue to provide rapid system response and transaction processing time by investing in its infrastructure in order to accommodate additional users, content and auctions.

 EXPAND VALUE-ADDED SERVICE. In order to offer an "end-to-end" person-to-person trading service, Abidon.com intends to offer a variety of pre- and post-trade services to enhance the user experience. Abidon intends to introduce services to facilitate the exchange of goods so that buyers and sellers will feel more comfortable sending money or goods to an unknown trading partner. It is anticipated that these services may include pre-trade services, such as services to facilitate scanning and uploading of photographs of listed items, and post-trade services, such as third party escrow services and arrangements with shippers to help sellers ship their products more easily. Abidon may pursue strategic relationships with third parties to provide many of these value-added services.

 REGISTRATION. While any visitor to Abidon can browse through the Abidon.com service and view the items listed for auction, in order to bid for an item or to list an item for sale, buyers and sellers must first register with Abidon. Users register by completing a short online form and thereafter can immediately bid for an item or list an item for sale. There is no charge for registering.

 BUYING ON ABIDON.COM Buyers typically enter Abidon.com through its home page, which contains a listing of product categories that allows for easy exploration of current auctions. Bidders can search for specific items by browsing through a list of auctions within a category or subcategory and then "click through" to a detailed description for a particular item. Bidders can also search specific categories or the entire database of auction listings using keywords to describe the types of products in which they are interested, and Abidon's search engine will generate a list of relevant auctions with links to the detailed descriptions. Each auction is assigned a unique identifier so that users can easily search for and track specific auctions.

 Once a bidder has found an item of interest and registered with Abidon.com, the bidder enters the maximum amount he or she is willing to pay at that time. In the event of competitive bids, the Abidon service automatically increases bidding in increments based upon the then current highest bid for the item, up to the bidder's maximum price. As Abidon encourages direct interaction between buyers and sellers, bidders wishing additional information about a listed item can access the seller's email address and contact the seller for additional information. Abidon believes that this interaction between bidders and sellers leverages the personal, one-to-one nature of person-to-person trading on the web and is an important element of the Abidon experience. Once each bid is made, a confirmation is sent to the bidder via email, an outbid notice is sent to the next highest bidder and the item's auction status is automatically updated. Bidders are notified of the status of their bids via email and are notified immediately after they are outbid. Bidders are not charged for making bids or purchases through Abidon. Abidon Internet plans to charge fees some time in the future, after the service is well established.

 HOW TRANSACTIONS ARE COMPLETED. At the end of an auction period, if a bid exceeds the minimum price and, if one is set, the reserve price, Abidon automatically notifies the buyer and seller via email and the buyer and seller can then consummate the transaction independently of Abidon. The buyer and seller must independently arrange for the shipment of and payment for the item, with the buyer typically paying for shipping. Possession is taken of items only if they are being sold on consignment through the East State Antique Mall and fees are then collected in the mall for these items when they are sold. Under the terms of Abidon's user agreement, if a seller receives one or more bids above the state minimum or reserve price, whichever is higher, the seller is obligated to complete a transaction although Abidon has no power to force the seller or bidder to complete the transaction other than to suspend them from using the Abidon service.

 WHAT CAN BE PURCHASED OR SOLD ON ABIDON.COM. The Abidon service has grown to offering over 3000 categories as of December 2001. As the number of product categories has grown, Abidon periodically organizes the categories under different headings to reflect the major types of items currently listed. These product categories are currently organized under the following headings:


           Antiques            Architectural Antiques
           Art                 Books, Movies, Music
           Coins, Stamps       Collectibles
           Computers           Dolls, Figurines
           Health & Beauty     Jewelry, Gemstones
           Motor Vehicles      Photo & Electronics
           Pottery, Glass      Real Estate
           Sports Memorabilia  Tools
           Toys and Games      Miscellaneous

 Each category has numerous subcategories. Abidon also is currently selling advertising banners and other types of advertising on the site.

 The most popular items sold on Abidon are relatively standardized or are well represented with a photo (and therefore can be evaluated to some degree without a physical inspection), are small and easily shippable, and are relatively inexpensive. As the Abidon community grows and additional items are listed, Abidon will continue to organize auctions under additional categories to respond to the needs of the Abidon community.

 COMMUNITY SERVICE. Beyond providing a convenient means of trading, Abidon has devoted substantial resources to building an online person-to-person trading community, which Abidon believes is one of the strongest on the web. Key components of Abidon's community philosophy are maintaining an honest and open marketplace and treating individual users with respect. Abidon offers a variety of community and support features that are designed to solidify the growth of the Abidon community and to build Abidon user affinity and loyalty.

 Abidon facilitates email communications between buyers and sellers.

 MARKETING ABIDON.COM

 Abidon marketing strategy is to promote its brand and attract buyers and sellers to the Abidon service. To attract users to its site, Abidon historically has relied on banners, TV ads, trade magazines, newspapers, web pages, and links and, to a lesser extent, on distribution or sponsorship relationships with high traffic web sites. Today, Abidon employs a variety of methods to promote its brand and attract potential buyers and sellers. Currently, Abidon utilizes strategic purchases of online advertising to place advertisements in areas in which it believes it can reach its target audience. Abidon also engages in a number of marketing activities in traditional media such as advertising in print media and at shows and other events.


 OPERATIONS AND TECHNOLOGY

 Abidon Internet Services has built a robust, scalable user interface and transaction processing system. Abidon's system maintains data records and all other aspects of the auctions process, including notifying users via email when they initially register, place a successful bid, are outbid, place an item for sale and when an auction ends. The system maintains user registration information, current auctions and historical listing information. All information is archived to a back-up system. The system updates a test-based search engine continually with the title and descriptions of new items, as well as pricing and bidding updates for active items.

 Abidon Internet Services system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. The Abidon Internet Services provides 24-hour day, seven-day week reliability. System hardware is located at Abidon's facility in Rockford, Illinois. Abidon Internet Services system also provides emergency power back up. Abidon's system consists of database servers running SQL relational database management systems and a suite of Pentium III Xeon based servers accessed via terminal servers running on a Microsoft Windows 2000 server operating system. Abidon's Internet servers also utilize Thawte Secure certificates to help it to conduct secure communications and transactions.

 Abidon Internet Services anticipates that it will continue to devote significant resources to product development in the future as it adds new features and functionality to the Abidon service. The market in which Abidon competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, Abidon's future success will depend on its ability to adapt to rapidly changing technologies, to adapt its services to evolving industry standards and to continually improve the performance, features and reliability of its service in response to competitive service and product offerings and evolving demands of the marketplace. The failure of Abidon to adapt to such changes would have a material adverse effect on Abidon's business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by Abidon to modify or adapt its services or infrastructure which could have a material adverse effect on Abidon's business, results of operations and financial condition. See "Risk Factors--Rapid Technological Change; Risks Associated with New Services, Features and Functions".

 COMPETITION

 The market for person-to-person trading over the Internet is rapidly evolving and intensely competitive, and Abidon expects competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. Abidon currently or potentially competes with a number of other companies. Abidon's direct competitors include various online person-to-person auction services, including Yahoo!, eBay, Amazon, Onsale, and a number of other small services, including those that serve specialty markets. Abidon potentially faces competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Some of these potential competitors, including AOL and Microsoft, currently offer a variety of business-to-consumer trading services and classified ad services, and some of these companies may introduce person-to-person trading to their larger user populations. Other large companies with strong brand recognition and experience in online commerce, such as large newspaper or media companies may also seek to compete in the online auction market. Competitive pressures created by any one of these companies, or by Abidon's competitors collectively, could have a material adverse effect on Abidon's business, results of operations and financial condition.

 Abidon Internet Services believes that the principal competitive factors in its market are volume and selection of goods, population of buyers and sellers, community cohesion and interaction, customer service, reliability of delivery and payment by users, brand recognition, web site convenience and accessibility, price, quality of search tools and system reliability. Many of Abidon's potential competitors have longer operating histories, larger customer bases and greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than Abidon. In addition, other online trading services may be acquired by, receiving investments from or entering into other commercial relationships with larger, well established and well financed companies as use of the Internet and other online services increases. Therefore, some of Abidon's competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract traffic by offering services for free and devote substantially more resources to web site and systems development than Abidon. Increased competition may result in reduced operating margins, loss of market share and diminished value in Abidon's brand. There can be no assurance that Abidon will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, Abidon may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, results of operations and financial condition. New technologies and the expansion of existing technologies may increase the competitive pressures on Abidon by enabling Abidon's competitors to offer a lower cost service. Certain web based applications that direct Internet traffic to certain web sites may channel users to trading services that compete with Abidon. Although Abidon has established Internet traffic arrangements with several large online services and search engine companies, there can be no assurance that these arrangements will be renewed on commercially reasonable terms or that they will otherwise continue to result in increased users of the Abidon service. In addition, companies that control access to transactions through network access or web browsers could promote Abidon's competitors or charge Abidon substantial fees for inclusion. Any and all of these events could have a material adverse effect on Abidon's business, results of operations and financial condition. See "Risk Factors--Intense Competition".

 INTELLECTUAL PROPERTY, INTERNET

 Abidon regards the protection of its copyrights, service marks, trademarks, trade dress and trade secrets as critical to its future success and relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect its proprietary rights in products and services.

 There can be no assurance that these contractual arrangements or the other steps taken by Abidon to protect its intellectual property will prove sufficient to prevent misappropriation of Abidon's technology or to deter independent third-party development of similar technologies. Abidon pursues the registration of its trademarks and service marks in the U.S. There can be no assurance that these third-party technology licenses will continue to be available to Abidon on commercially reasonable terms. The loss of such technology could require Abidon to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect Abidon's business, results of operations and financial condition.

 To date, Abidon has not been notified that its technologies infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by Abidon with respect to past, current or future technologies. Abidon expects that participants in its markets will be increasingly subject to infringement claims as the number of services and competitors in Abidon's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require Abidon to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to Abidon or at all. As a result, any such claim could have a material adverse effect upon Abidon's business, results of operations and financial condition. See "Risk Factors - Protection and Enforcement of Intellectual Property Rights".

 PRIVACY POLICY, INTERNET

 Abidon believes that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. Abidon has adopted a detailed privacy policy that outlines how Abidon uses information concerning is users and the extent to which other registered Abidon users may have access to this information. Users must acknowledge and agree to this policy when registering for the Abidon service. Abidon does not sell or rent any personally identifiable information about its users to any third party, however, Abidon does disclose certain information to sellers and winning bidders upon the end of the auction. This information gives both the seller and the winning bidder each other's user names and a link to a page that allows them to send an email to one another. Abidon uses information about its users for internal purposes only in order to improve marketing and promotional efforts, to analyze site usage statistically and to improve content, product offerings and site layout. Abidon is a member of the TRUSTe program, a non-profit independent organization which audits web sites' privacy statements and audits their adherence thereto.

 EMPLOYEES

 As of December 31, 2001 Abidon had 25 employees. Abidon had never had a work stoppage, and no employees are represented under collective bargaining agreements. Abidon considers its relations with its employees to be good. Abidon believes that its future success will depend in part on its continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of its senior management and key technical personnel, none of whom is bound by an employment agreement. Competition for qualified personnel in Abidon's industry and geographical location is intense, and there can be no assurance that Abidon will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future. See "Risk Factors-Dependence on Key Personnel."

 FACILITIES

 Abidon's principal administrative, marketing and product development facilities are located in approximately 3,000 square feet of office space at 5301 E. State Street, Rockford, Illinois. Currently, this facility is owned by Abidon.


                                  MANAGEMENT

 EXECUTIVE OFFICERS AND DIRECTORS

 The following table sets forth certain information regarding the executive officers and directors of Abidon.

 Name                Age        Position
 ----                ---        --------
 Howard Miller       65         President, Chief Executive Officer
 Stanley Miller      67         Secretary and Director
 Cloyd Dowell        55         Director
 John Frisella       51         Director
 Harvey Bokath       76         Director
 Evelyn Carlyle      75         Director

 Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").

 EXECUTIVE OFFICERS AND DIRECTORS

 MANAGEMENT

 Howard Miller has been President and CEO of Abidon Inc. (formerly UBuy2 Inc., a Delaware corporation) since its inception on January 18, 2000. He is 65 years old. Prior to forming Abidon Inc., he was President and founder of State Street Investors of Rockford Inc., an Illinois corporation, a real estate development of commercial and office space and leasing from 1991 through 1999. He was President of Rockford Investors Inc., an Illinois corporation, from its inception on December 19, 1985. The company developed commercial real estate and leased commercial and office space. Howard Miller was the originator and owner of the East State Antique Mall in Rockford, Illinois. The business was started in 1985 as Howard Miller, dba East State Antique Mall, and was incorporated on November 9, 1999. For the past 14 years it has leased space to from 300 to 320 antique dealers. On January 24, 2000 State Street Investors of Rockford Inc., Rockford Investors Inc., and East State Antique Mall Inc. merged into Abidon Inc., formerly UBuy2 Inc., a Delaware corporation. He was President of Miller Bros. Inc., an Illinois corporation, from 1967 to July 1984. This company was general contractors building and selling family residences (built over 1,000 single family homes), subdividing land, and construction of commercial real estate. He was President of Miller Bros. Real Estate Inc., an Illinois corporation, in the business of selling real estate, from 1970 through 1977, in the sales and closing of real estate, and held a Real Estate Brokers license. He was President and sole owner of a chain of 4 laundry and drycleaners, Mr. Clean Cleaners Inc., an Illinois corporation, in Rockford, Illinois and Loves Park, Illinois, from 1960 to August 1994. He is a graduate of Queen City High School, Queen City, Missouri. He attended Rockford School of Business and obtained an Illinois Real Estate Brokers License in March 1967. Howard Miller is the brother of a Director, Stanley Miller, who is Secretary of the corporation.

 Stanley Miller has been Secretary of Abidon Inc. (formerly UBuy2 Inc., a Delaware corporation) since January 18, 2000. He is the Manager of Operations, including leasing and construction. Prior to the formation of Abidon Inc. he was Secretary of State Street Investors of Rockford Inc., an Illinois corporation, a real estate development of commercial and office space and leasing from 1991 through 1999 and was Manager of Operations, including leasing and construction. The company was developers of commercial real estate and leasing of commercial and office space. On January 24, 2000 State Street Investors of Rockford Inc., Rockford Investors Inc. and East State Antique Mall merged into Abidon Inc. (formerly UBuy2 Inc., a Delaware corporation). Stanley Miller was Secretary of Miller Bros. Inc., an Illinois corporation, from 1967 to July 1984. This company was general contractors building and selling single family residences (built over 1,000 single family homes), subdividing land, and construction of commercial real estate. He was Secretary of Miller Bros. Real Estate Inc., an Illinois corporation, in the business of selling real estate, from 1970 through 1977, in the sales and closing of real estate and holds an Illinois Real Estate Brokers license. From May 1963 to 1967 Stanley Miller was the owner, President and Secretary of Stanley Miller Building Contractor Inc., an Illinois corporation, a general contractor and developer of single family
 homes.   He graduated from high school in Unionville, Missouri and attended
 N.E. Missouri State Teachers College. He attended Rockford School of Business and obtained his Real Estate Brokers License in March 1967. He is 67 years old. Stanley Miller is the brother of the President of Abidon, Howard Miller.

 Cloyd Dowell has been a Director of Abidon Inc., (formerly UBuy2 Inc., a Delaware corporation) since January 20, 2000. He was also a Director of State Street Investors of Rockford Inc., an Illinois corporation, from 1993 through 1999. He is President of Simplex Financial Services Inc., an Illinois corporation, which he formed in 1991 and incorporated in 1993.
 From 1980 through 1990 he was Finance Manager in Internal Leasing and Finance for Rockwell International. From 1975 to 1980 he was Credit Manager for Thomas J. Lipton Company. Prior to that, from 1970 to 1975, he was Accounts Manager for the Bank of Colorado. Cloyd Dowell graduated from the University of Colorado with a BA in Finance. He is 55 years old.

 John Frisella is 51 years old. He has been a Director of Abidon Inc., (formerly UBuy2 Inc., a Delaware corporation) since January 20, 2000. He was a Director of State Street Investors of Rockford Inc., an Illinois corporation, from 1991 through 1999. Since 1974 he has owned and operated John's Restaurant and Pizzeria in Rockford, Illinois. Prior to 1974 he worked as a mason finisher for AA Construction for three years and for Rockford Auto Glass for one year. He is a native of Italy, where he graduated from high school, and came to the United States in 1969.

 Harvey Bokath has been a Director of Abidon Inc., (formerly UBuy2 Inc., a Delaware corporation) since January 20, 2000. He is 76 years old. He was a Director of State Street Investors of Rockford Inc., an Illinois corporation, from 1991 through 1999. He was Maintenance Supervisor for Sundstrand Corp., Rockford, Illinois, from 1949 through 1980. From 1981 to the present time he has been self-employed in general maintenance. In 1947 and 1948 he worked for Chippewa Falls Plumbing Company, Chippewa Falls, Wisconsin. From 1940 through 1946 he was employed in an auto, gas, and service station in Rib Lake, Wisconsin. He graduated from high school in Rib Lake, Wisconsin.

 Evelyn Carlyle is 75 years old and has been a Director of Abidon Inc., (formerly UBuy2 Inc., a Delaware corporation) since January 20, 2000. She was a Director of State Street Investors of Rockford Inc., an Illinois corporation, from 1991 through 1999. She was a Legal Secretary and Paralegal for Attorney Hickey in Rockford, Illinois, from 1960 through 1986 and for Attorney Steven Nordberg from 1986 through 1990, when she retired. She graduated from East High School in Rockford, Illinois.

 EXECUTIVE COMPENSATION

 Stanley Miller receives compensation and also receives $200 for any Board of Directors meeting. Howard Miller receives $200 for any Board of Directors meeting. All other Directors (Harvey Bokath, Evelyn Carlyle, John Frisella, and Cloyd Dowell) receive $200 for the annual Board of Directors meeting which is held in September of each year. They also receive $200 for any additional Special Board of Directors meetings. No other compensation is given to them.


                                               SUMMARY COMPENSATION TABLE

 ------------------------------------------------------------------------------------------------------------------------------
                                            Annual Compensation                  Long-term Compensation
 ------------------------------------------------------------------------------------------------------------------------------
                                                                                  Awards               Payouts
 ------------------------------------------------------------------------------------------------------------------------------
                                                       Other annual     Restricted     Securities                    All other
 Name and principal position   Year   Salary   Bonus   compensation       stock        underlying    LTIP payouts  compensation
                                        ($)     ($)         ($)          award(s)     options/SARs       ($)            ($)
                                                       Board Meeting                      (#)
      (a)                       (b)     (c)     (d)         (e)            (f)            (g)            (h)            (i)
 ------------------------------------------------------------------------------------------------------------------------------
 CEO Howard Miller             2001                        $200

 Secretary Stanley Miller (A)  2001  $71,800               $200

 Director Cloyd Dowell (B)     2001                        $200

 Director John Frisella (C)    2001                        $200

 Director Harvey Bokath (D)    2001                        $200

 Director Evelyn Carlyle       2001                        $200
 ------------------------------------------------------------------------------------------------------------------------------



 CERTAIN TRANSACTIONS

 Stanley Miller, Secretary of Abidon Inc., received the following wages: 1999
 - $70,000, 2000 - $70,000, and 2001 - $72,000.  (See Financial Statements.)


 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES

 Under the Delaware statute on Abidon's Certificate of Incorporation, the following statement is provided: "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction form which the director derived an improper personal benefit."

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 PRINCIPAL STOCKHOLDERS

 The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 2001 by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each director of the Company, the named Executive Officer, and all executive officers and directors as a group.

 ----------------------------------------------------------------------------
 Title of  Name and Address of Beneficial Owner   Amount of        Percent
 Class                                            Beneficial       of Class
                                                  Ownership
 ----------------------------------------------------------------------------
 Common    Howard Miller                            5,600,000      32.8%
           1912 Wichita Drive
           Rockford, IL 61108

 Common    Stanley/Delcie Miller                    3,550,000      20.8%
           5053 Painted Pony Lane
           Loves Park, IL 61111

 Common    John/Maria Frisella                      1,750,000      10.2%
           1238 Barberry Lane
           Belvidere, IL 61008

 Common    Harvey/Juletta Bokath                       400,000      2.3%
           6538 Carman Drive
           Rockford, IL 61108

 Common    Cloyd/Janet Dowell                          350,000      2.0%
           440 E. Walnut Street
           Roselle, IL 60172

 Common    Evelyn Carlye                               100,000         *
           622 Sunrise Lane
           Rockford, IL 61107

 Common    All directors and executive officers   11,750,000       68.3%
           as a group (6 persons)
 ----------------------------------------------------------------------------

 * Represents beneficial ownership of less than 1%.

 Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2001, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person.

                             SHARES BENEFICIALLY
                           OWNED PRIOR TO OFFERING

 NAME OF BENEFICIAL OWNER                          NUMBER OF
                                                  SHARES HELD

 Norman/Gloria Akelaitis                             300,000
 Harvey/Juletta Bokath                               400,000
 Mary Lou Brandon/Shirley Sutherland                 100,000
 William/Dorothy Burgett                             150,000
 James/Marcia Byrne                                  200,000
 Evelyn Carlyle                                      100,000
 Ethel Chick                                         100,000
 Cloyd/Janet Dowell                                  350,000
 C. Mark Elder                                       200,000
 James A. Falconer                                   300,000
 James M. Falconer                                   100,000
 John/Linda Falconer                                 100,000
 John/Maria Frisella                               1,750,000
 Michael Fulling                                     200,000
 Harris Trust                                         50,000
 Eugene Hayenga                                      100,000
 Ruth Hayenga                                        100,000
 Jenny Kliebe                                        400,000
 Robert/Jeannette Kliebe                             200,000
 Silva Ludwig                                        200,000
 George Maurici                                      100,000
 Carl/Cheryl Miller                                  100,000
 Ernest/Inez Miller                                  100,000
 Howard Miller                                     5,600,000
 Irvin/Palma Miller                                  700,000
 Stanley/Delcie Miller                             3,550,000
 Steve Noble                                         650,000
 Nolan Rogers                                        100,000
 Henry/Vernita Watts                                  50,000
 Jerry/Harriet Wescott                               200,000
 Wayne/Dessie Whitlow                                200,000
 Douglas/Patricia Wilburn                            100,000
 Bobby Joe/Freida Whitlow                            200,000

 Total Shares                                     17,050,000

 DESCRIPTION OF CAPITAL STOCK

 Immediately following the closing of this offering, the authorized capital stock of Abidon will consist of 40,000,000 shares of Common Stock, $0.0001 par value per share. As of December 31, 2001, there were outstanding 17,050,000 shares of Common Stock held of record by 33 stockholders. All stock is Common Stock.


 COMMON STOCK

 The holders of Common Stock are entitled to receive dividends out of assets legally available, at such times, and in such amounts, as the Board of Directors may determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Abidon's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Abidon, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

 DELAWARE STOCK

 Upon the closing of this offering, Abidon will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. This provision prevents certain Delaware corporations from engaging under certain circumstances, in "business combinations" (which include a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons) for three years following the date that such stockholder became an "interested stockholder" unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" attained such status, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at lease 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company, and, accordingly, may discourage attempts to acquire the Company.

 TRANSFER AGENT AND REGISTRAR

 The Transfer Agent and Registrar for Abidon's Common Stock is Abidon, Inc.

 LISTING

 The shares of Common Stock to be submitted for approval on the NASDAQ National Market under the trading symbol "Abidon" or "abdn." To be implemented upon closing of this offering. Abidon Inc. has not submitted an application to the NASDAQ national market or any other national or foreign securities associations.


 SHARES ELIGIBLE FOR FUTURE SALE

 Prior to this offering, there has been no market for the Common Stock of Abidon, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. After this offering, future sales of substantial amounts of Common Stock (including shares issued upon exercise of outstanding options) could adversely affect prevailing market prices and could impair Abidon's ability to raise capital from the sale of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restriction on resale.

 Upon completion of this offering, Abidon will have outstanding 22,050,000 shares of Common Stock. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Abidon as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing stockholders are subject to lock-up agreements generally providing that, with certain limited exceptions, the stockholder will not (i) offer to sell, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for such shares of Common Stock,
 (ii) establish a "put equivalent position" with respect to such Common Stock within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or (iii) publicly announce an intention to take any of the actions set forth in (i) or (ii) for a period of 120 days following the date of the final Prospectus for this offering without prior written consent of Abidon, Inc. acting alone or each of the above listed representatives acting together. As a result of these lock-up agreements; notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be saleable until 121 days after the date of the final Prospectus. Beginning 121 days after the date of the final Prospectus, 17,050,000 of these shares will be eligible for sale in the public market, although a portion of such shares will be subject to certain volume limitations pursuant to Rule 144. The remaining Restricted Shares will become eligible for sale upon expiration of applicable holding periods under Rule 144 of the Securities Act and gives Abidon the right to repurchase unvested shares. Common Stock of Abidon is also subject to 120-day lock-up agreements.

 LEGAL MATTERS

 The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for Abidon by Rieck & Crotty, whose address is 55 West Monroe Street, Suite 3390, Chicago, IL 60603-5062 (telephone number 312-726-
 4646).

 EXPERTS

 The financial statements included in this Prospectus have been audited by Virchow, Krause & Co., LLP, independent accountants. The companies and periods covered by these audits are indicated in the individual reports of Virchow, Krause, & Co., LLP. Such financial statements have been so included in reliance on the reports of Virchow, Krause, & Co., LLP given on the authority of said firm as experts in auditing and accounting. Their address is 500 Midland Ct., Janesville, WI 53547 (telephone number 608-752-
 5835).

 LEGAL PROCEEDINGS

 Abidon is not involved in any legal proceedings at this time.

 COMMON EQUITY SECURITIES

 There has been no public market for Abidon's common stock. There are 33 stockholders and they are the holders of all of the 17,050,000 shares of common stock outstanding. Abidon paid a cash dividend on January 15, 2001 of $.005 per share of common stock. This is the only dividend paid since the corporation was started in January 2000.

 ACCOUNTING DISCREPANCIES

 There have been no discrepancies with the Accountants.

 ADDITIONAL INFORMATION

 Abidon has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Abidon and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Abidon, that file electronically with the Commission.

                                                                          F-1
                                                                 Page 1 of 14


                                 ABIDON, INC.

                              Rockford, Illinois



                             FINANCIAL STATEMENTS

                    Including Independent Auditors' Report

                      December 31, 2001, 2000, and 1999

                                                                          F-1
                                                                 Page 2 of 14

                                 ABIDON, INC.

                              TABLE OF CONTENTS

 ----------------------------------------------------------------------------

 Independent Auditors' Report                         3 of 14

 Financial Statements
 --------------------
    Balance Sheets                                       4

    Statements of Operations                             5

    Statements of Stockholders' Equity                   6

    Statements of Cash Flows                             7

    Notes to Financial Statements                      8-14

                                                                          F-1
                                                                 Page 3 of 14
 Virchow, Krause & Company, LLP
 ----------------------------------------------------------------------------

                         INDEPENDENT AUDITORS' REPORT



 Stockholders and Board of Directors
 Abidon, Inc.
 Rockford, Illinois


 We have audited the accompanying balance sheets of Abidon, Inc. as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001, 2000, and 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence and supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Abidon, Inc. as of December 31, 2001, 2000 and 1999, and the results of its operations and cash flows for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States of America.

                          VIRCHOW, KRAUSE & COMPANY, LLP



 Janesville, Wisconsin
 February 21, 2002

                                                                          F-1
                                                                 Page 4 of 14

                                 ABIDON, INC.

                                BALANCE SHEETS
                          December 31, 2001 and 2000

                                    ASSETS

                                                2001           2000
                                            -----------    -----------
 CURRENT ASSETS
   Cash                                    $     79,390   $     85,539
   Rent receivable                               10,694          2,526
                                            -----------    -----------
      Total Current Assets                       90,084         88,065
                                            -----------    -----------

 PROPERTY AND EQUIPMENT                       4,160,096      4,352,141
                                            -----------    -----------

 OTHER ASSETS
   Loan fees                                      4,243          4,243
   Other                                         28,237          1,114
      Less: Accumulated amortization             (2,909)        (1,367)
                                            -----------    -----------
        Net Other Assets                         29,571          3,990
                                            -----------    -----------
           TOTAL ASSETS                    $  4,279,751   $  4,444,196
                                            ===========    ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
   Accounts payable                          $  113,105    $    86,658
   Wages payable                                 13,221          9,357
   Payroll taxes and withholdings payable         9,279         17,096
   Sales tax payable                              9,395          6,481
   Deferred revenues                             31,544         39,950
   Income taxes payable                          42,600         26,313
   Real estate taxes payable                    259,000        247,613
   Current portion of long-term debt            190,679        171,505
                                            -----------    -----------
      Total Current Liabilities                 668,823        604,973

 LONG-TERM LIABILITIES
   Long-term debt, less current portion       1,131,673      1,333,833
                                            -----------    -----------
      TOTAL LIABILITIES                       1,800,496      1,938,806
                                            -----------    -----------
 STOCKHOLDERS EQUITY
   Common stock, $.0001 par value per             1,705          1,705
     share 40,000,000 shares authorized
     17,050,000 shares issued and
     outstanding
   Additional paid-in capital                 1,916,295      1,916,295
   Retained earnings                            561,255        587,390
                                            -----------    -----------
      Total Stockholders' Equity              2,479,255      2,505,390
                                            -----------    -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $4,279,751     $4,444,196
                                            ===========    ===========

                 See accompanying notes financial statements


                                                                          F-1
                                                                 Page 5 of 14
                                 ABIDON, INC.

                           STATEMENTS OF OPERATIONS
                Years Ended December 31, 2001, 2000, and 1999
 ----------------------------------------------------------------------------

                                            2001         2000         1999
                                         ---------    ---------    ---------
 REVENUES
   Lease revenues                       $1,700,330   $1,783,510   $1,782,746
   Antique mall sales                    1,716,728    1,968,555    2,095,795
   Internet auction service revenues       105,147       74,400          ---
                                         ---------    ---------    ---------
     Total Revenues                      3,522,205    3,826,465    3,878,541
                                         ---------    ---------    ---------
 COST OF GOODS SOLD
   Paid to antique mall dealers
     and other mall costs                1,628,894    1,814,081    1,905,789
   Internet auction service
     consignments                           77,264       69,066          ---
                                         ---------    ---------    ---------
     Total Cost of Goods Sold            1,706,158    1,883,147    1,905,789
                                         ---------    ---------    ---------

       Gross Profit                      1,816,047    1,943,318    1,972,752

 OPERATING EXPENSES                      1,591,869    1,642,801    1,340,514
                                         ---------    ---------    ---------
   Operating Income                        224,178      300,517      632,238
                                         ---------    ---------    ---------
 OTHER INCOME (EXPENSE)
   Interest income                             262        1,312        1,883
   Interest expense                       (112,367)    (120,781)    (129,821)
   Other income                              4,970          ---          ---
                                         ---------    ---------    ---------
     Net Other Expense                   (107,135)     (119,469)    (127,938)
                                         ---------    ---------    ---------
       Income Before Income Taxes          117,043      181,048      504,300

 PROVISION FOR INCOME TAXES                 57,928       26,313       10,185
                                         ---------    ---------    ---------
   NET INCOME                           $   59,115   $  154,735   $  494,115
                                         =========    =========    =========

                See accompanying notes to financial statements


                                                                          F-1
                                                                 Page 6 of 14
                                 ABIDON, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                Years Ended December 31, 2001, 2000, and 1999

 ----------------------------------------------------------------------------


                                          Additional                  Total
                                 Common    Paid-in      Retained  Stockholders'
                                 Stock     Capital      Earnings     Equity
                               --------    ---------   ----------   ---------
 BALANCES, Dec. 31, 1998      $   1,705   $1,868,295  $   690,040  $2,560,040
  1999 net income                   ---          ---      494,115     494,115
  Contributions of related
   party payable to equity          ---       48,000          ---      48,000
  Distributions                     ---          ---     (601,000)   (601,000)
                               --------    ---------   ----------   ---------
 BALANCES, Dec. 31, 1999          1,705    1,916,295      583,155   2,501,155
  2000 net income                   ---          ---      154,735     154,735
  Distributions                     ---          ---     (150,500)   (150,500)
                               --------    ---------   ----------   ---------
 BALANCES, Dec. 31, 2000          1,705    1,916,295      587,390   2,505,390
  2001 net income                   ---          ---       59,115      59,115
  Distributions                     ---          ---      (85,250)    (85,250)
                               --------    ---------   ----------   ---------
 BALANCES, Dec. 31, 2001      $   1,705   $1,916,295  $   561,255  $2,479,255
                               ========    =========   ==========   =========


                 See accompanying notes to financial statements


                                                                          F-1
                                                                 Page 7 of 14
                                 ABIDON, INC.

                           STATEMENTS OF CASH FLOWS
                Years Ended December 31, 2001, 2000, and 1999
 ----------------------------------------------------------------------------

                                            2001         2000         1999
                                         ---------    ---------    ---------
 CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                            $   59,115   $  154,735   $  494,115
  Adjustments to reconcile net
    income to net cash flows from
    operating activities
      Depreciation                         218,276      215,227      186,060
      Amortization                           1,542          960           71
      Change in assets and liabilities
        Rent receivable                     (8,168)       1,698       10,455
        Accounts payable                    26,448       (6,398)       3,131
        Wages payable                        3,864        5,683         (103)
        Payroll taxes and
          withholdings payable              (7,817)       8,574        2,513
        Sales tax payable                    2,914       (1,694)      (2,745)
        Deferred revenues                   (8,406)       6,589       (1,837)
        Income taxes payable                16,287       18,003         (941)
        Real estate taxes payable           11,387     (15,595)       (2,035)
                                         ---------    ---------    ---------
         Net Cash Flows from
           Operating Activities            315,442      387,782      688,684
                                         ---------    ---------    ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment      (26,232)     (89,662)     (13,475)
  Purchases of other assets                (27,123)      (1,114)          --
                                         ---------    ---------    ---------
    Net Cash Flows from
      Investing Activities                 (53,355)     (90,776)     (13,475)
                                         ---------    ---------    ---------

 CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of long-term debt             (182,986)    (173,839)    (161,080)
  Stockholder distributions                (85,250)    (150,500)    (601,000)
                                         ---------    ---------    ---------
    Net Cash Flows from
      Financing Activities                (268,236)    (324,339)    (762,080)
                                         ---------    ---------    ---------
 Net Change in Cash and Cash                (6,149)     (27,333)     (86,871)
 Equivalents

 CASH AND CASH EQUIVALENTS -
  Beginning of Year                         85,539      112,872      199,743
                                         ---------    ---------    ---------
 CASH AND CASH EQUIVALENTS -
  End of Year                           $   79,390   $   85,539   $  112,872
                                         =========    =========    =========
 Supplemental cash flow disclosures
  Cash paid for interest                $  112,367   $  120,781   $  129,821
  Cash paid for income taxes                41,641        8,310        9,251

 Noncash investing and financing
   activities

  Contribution of related party
    payable to equity                          ---          ---       48,000


                See accompanying notes to financial statements



                                                                          F-1
                                                                 Page 8 of 14

                                 ABIDON, INC.

                        NOTES TO FINANCIAL STATEMENTS
                      December 31, 2001, 2000, and 1999

 ----------------------------------------------------------------------------
 NOTE 1 - Summary of Significant Accounting Policies
 ----------------------------------------------------------------------------

      Nature of Business

 Abidon, Inc. (the company), located in Rockford, Illinois, operates in three lines of business. See note 6 for information on segment reporting.

      Business Combinations

 On February 1, 2000, the company entered into a plan of merger with State Street Investors of Rockford, Inc., Rockford Investors, Inc., and East State Street Antiques Mall, Inc. Pursuant to the plan of merger, the stockholders of the three companies received 85,250 shares of common stock of the company. The stockholders of State Street Investors of Rockford, Inc., Rockford Investors, Inc., and East State Street Antiques Mall, Inc. and the percentage of stock they owned were identical to the ownership they owned in the company. Based on the common control of State Street Investors of Rockford, Inc., Rockford Investors, Inc., and East State Street Antiques Mall, Inc., and the company, the combinations were accounted for similar to a pooling of interest. The financial statements presented are presented as combined statements due to common control for the periods up to January 18, 2000 at which time they merged. The financial statements for January 18, 2000 through December 31, 2000 are presented as the results of the remaining company after the merger.

 The company authorized a 200 for 1 stock split on June 7, 2000. The accompanying financial statements give retroactive effect for all stock splits for the periods presented.

      Cash and Cash Equivalents

 For purposes of the statements of cash flows, the company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Financial Instruments

 The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, rent receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the carrying amounts based upon the company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

                                                                          F-1
                                                                 Page 9 of 14

      Depreciation

 Property and equipment are recorded at cost. Improvements are capitalized while repair and maintenance costs are charged to operations when incurred. Furniture, fixtures, equipment, and antiques are depreciated or amortized using the 200% declining balance method, while buildings and improvements are depreciated using the straight-line method. Depreciation expense amounted to $218,276, $215,227, and $186,060 for the years ended December 31, 2000, 1999, and 1998, respectively. Expenses computed using the 200% declining balance method did not differ materially from that which would have been computed using the straight-line method.

      Recoverability of Property, Equipment Improvements

 The company evaluates long-lived assets to be held and used in the business for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is determined by comparing estimated undiscounted future operating cash flows to the carrying amounts of assets. if an impairment exists, the amount of impairment is measured as the excess of the assets carrying amount less the sum of the estimated discounted future operating cash flows of such asset and the expected proceeds upon sale of the asset. Assets held for sale are reported at the lower of carrying amount or fair value less estimated costs to sell. There was no impairment of long-lived assets as of December 31, 2001 and 2000.

      Revenue Recognition

 The company records lease revenues at the time rent becomes earned and receivable from the tenant according to individual lease contracts. The company records sales revenue at the time merchandise is shipped. The company ensures that the transaction complies with the seven conditions and the six considerations contained in Accounting and Auditing Enforcement Release No. 108 of the Securities and Exchange Commission (SEC).

 The company operates an internet auction web site. This web site allows sellers to offer items for sale on the web site. The seller and buyer must make payment arrangements independent of Abidon Inc. The company does not charge for this service. The company charges for advertising space on the web site. Revenue is recognized upon the placement of the advertisements.

 In November 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB No. 101, as amended, sets forth the SEC staff's position regarding the point at which it is appropriate for a registrant to recognize revenue. The staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. The company uses the above criteria to determine whether revenue can be recognized, and therefore, believes that the issuance of this bulletin does not have a material impact on these financial statements. The company adopted

                                                                          F-1
                                                                Page 10 of 14

 SAB No. 101 during the quarter ended March 31, 2001 and the effect of adoption was not material to the consolidated financial statements.

 Effective January 1, 2001, the company began recording amounts being charged to customers for shipping and handling as revenue in accordance with recently released Emerging Issues Task Force (EITF) Issue 00-10, "Accounting for Shipping and Handling Fees and Costs."

      Income Taxes

 For financial statement purposes, the company records income and expenses on the accrual basis, whereas for income tax purposes, income and expenses are recorded on the cash basis. The company utilizes the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement and income tax reporting bases of assets and liabilities.

      Advertising

 Advertising costs are charged to operations when incurred. Advertising expense amounted to $98,404, $79,470, and $51,115 for the years ended December 31, 2001, 2000, and 1999, respectively.

      Estimates

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Web Site Development Costs

 The company created a web site which is used for the internet auction segment. The company has expensed the costs incurred during the planning stage of the development and capitalized the costs of the actual development. These costs are being amortized over a 60-month period.

      Recently Issued Accounting Pronouncements

 Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria

                                                                          F-1
                                                                Page 11 of 14

 are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 will not materially impact the company's financial position or results of operations.

 Effective January 1, 2002, the company will adopt SFAS No. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets." Management believes the adoption of these standards will not have an impact on the company's financial position or results of operations.

 NOTE 2 - Property and Equipment
 ----------------------------------------------------------------------------
 Major categories of property and equipment at December 31 are summarized as follows:

                             Depreciable
                                Lives           2001        2000        1999
                                -----        ----------  ----------  ----------
 Land                             N/A       $   535,070 $   535,070 $   535,070
 Buildings and improvements    31.5-39 yrs.   5,732,638   5,722,338   5,710,950
 Equipment                       5-7 yrs.       111,147      95,216     145,346
                                             ----------  ----------  ----------
   Total Property and Equipment               6,378,855   6,352,624   6,391,366

 Less: Accumulated depreciation              (2,218,759) (2,000,483) (1,913,660)
                                             ----------  ----------  ----------
   Net Property and Equipment               $ 4,160,096 $ 4,352,141 $ 4,477,706
                                             ==========  ==========  ==========


 NOTE 3 - Long-Term Debt
 ----------------------------------------------------------------------------

 Long-term debt at December 31, 2001, 2000 and 1999 consisted of the following:


                                                2001        2000       1999
                                             ----------  ----------  ----------
  Note payable to bank with
  monthly payments of principal
  and interest of $5,300 bearing
  interest at 6.50%.  This note
  is secured by a first mortgage
  on real estate and the personal
  guarantee of one of the
  company's stockholders.  The
  note is due November 2003.                $   111,827 $   160,116 $   208,962

  Note payable to bank with
  monthly payments of principal
  and interest of $19,252 bearing
  interest at 7.50%.  This note
  is secured by a first mortgage
  on real estate and the personal
  guarantee of two of the
  company's stockholders.  The
  note is due September 2008.                 1,210,525   1,345,222   1,470,215
                                             ----------  ----------  ----------
    Total                                     1,322,353   1,505,338   1,679,177

  Less: Current portion of long-term debt      (190,679)   (171,505)   (159,016)
                                             ----------  ----------  ----------
    Long-Term Debt                          $ 1,131,673 $ 1,333,833 $ 1,520,161
                                             ==========  ==========  ==========

                                                                          F-1
                                                                Page 12 of 14

 Annual maturities of long-term debt for the years ending after December 31, 2001 are as follows:

               2002                   $  190,679
               2003                      209,239
               2004                      167,519
               2005                      180,524
               2006                      194,539
               Thereafter                379,853
                                       ---------
                 TOTAL                $1,322,353
                                       =========



 NOTE 4 - Related Party Transactions
 ----------------------------------------------------------------------------

 During 2001, 2000, and 1999, the company paid management wages to one of its stockholders of $72,000, $70,000, and $70,000, respectively.


 During 2001, 2000, and 1999, the company paid dividends to its stockholders of $85,250, $150,500, and $601,000, respectively.



 NOTE 5 - Income Taxes
 ----------------------------------------------------------------------------

 For 2000, Abidon, Inc. was taxed as a corporation for its short period of February through December, as were State Street Investors of Rockford, Inc., Rockford Investors, Inc., and East State Street Antiques Mall, Inc. for their short periods commencing January 1, 2000 through January 18, 2000.

 No deferred income taxes have been recorded as of December 31, 2001 and 2000 because no significant temporary differences exist between the reporting of amounts for financial statement purposes and income tax purposes.

 During 1999, State Street Investors of Rockford, Inc. was taxed under the provisions of Subchapter S of the Internal Revenue Code, Rockford Investors, Inc. was taxed as a partnership, and East State Street Antiques Mall, Inc. was taxed as a sole proprietorship. For these types of tax entities, in lieu of federal and state corporation income taxes, the owners are taxed on their proportionate share of the taxable income which is combined with their other personal income and deductions to determine taxable income on their individual tax returns. Therefore, for 1999 there is no provision for corporate income taxes. Income tax expense for these years consists of state of Illinois Replacement Tax.

 The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                          F-1
                                                                Page 13 of 14

                                               Year ended December 31,
                                                2001     2000    1999
                                                 %        %        %
                                                ----     ----     ----
 Federal income taxes at statutory rate         34.0     34.0     34.0
 Benefit of federal graduated rates             (8.2)   (18.4)     ---
 State income taxes, net of federal benefit      4.8      4.8      2.5
 Income taxed at a partner/shareholder level     ---      ---    (34.0)
 Nondeductible items and other                  18.9     (5.9)    (0.5)
                                                ----     ----     ----
                                                49.5     14.5      2.0
                                                ====     ====     ====


 NOTE 6 - Segment Information
 ----------------------------------------------------------------------------

 The company operates in three business segments. The company operates an on-line auction service (internet auction), owns and leases two commercial office buildings on East State Street in Rockford (commercial real estate), and also operates an antique mall in the lower level of each office building (antique mall). Information on the company's business segments was as follows:

                                     2001         2000         1999
                                   ---------    ---------    ---------
 For the years ended December 31
  Revenues
   Internet auction               $  105,147   $   74,400   $      ---
   Commercial real estate          1,700,330    1,783,510    1,782,746
   Antique mall                    1,716,728    1,968,555    2,095,795
                                   ---------    ---------    ---------
    Total Revenues                $3,522,205   $3,826,465   $3,878,541
                                   =========    =========    =========

 Operating income (loss)
  Internet auction                $ (360,142)  $ (490,078)  $  (86,026)
  Commercial real estate             803,024      738,460      670,861
  Antique mall                      (218,704)      52,135       47,403
                                   ---------    ---------    ---------
   Total Operating Income         $  224,178   $  300,517   $  632,238
                                   =========    =========    =========

 Capital expenditures
  Internet auction                $   15,932   $   76,624   $      ---
  Commercial real estate              10,300       13,038       13,475
  Antique mall                           ---          ---          ---
                                   ---------    ---------    ---------

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

                                                                          F-1
                                                                Page 14 of 14


   Total Capital Expenditures     $   26,232   $   89,662   $   13,475
                                   =========    =========    =========

 Depreciation and amortization
  Internet auction                $   35,579   $   31,969   $      ---
  Commercial real estate             184,239      184,218      183,173
  Antique mall                           ---          ---        2,958
                                   ---------    ---------    ---------
   Total Depreciation and
     Amortization                 $  219,818   $  216,187   $  186,131
                                   =========    =========    =========

 At December 31
  Identifiable assets
   Internet auction               $   61,192   $   48,436   $      ---
   Commercial real estate          4,173,176    4,368,986    4,594,383
   Antique mall                       45,383       26,774        4,255
                                   ---------    ---------    ---------
    Total Identifiable Assets     $4,279,751   $4,444,196   $4,598,638
                                   =========    =========    =========

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 13.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.


      Securities and Exchange Commission registration fee    $   8,280*
      NASD filing fee....................................       55,000*
      NASDAQ National Market filing fee..................        5,000*
      Accounting fees and expenses.......................       30,000*
      Legal fees and expenses............................       10,000*
      Road show expenses.................................       90,000*
      Printing and engraving expenses....................       25,000*
      Blue sky fees and expenses.........................       30,000*
      Transfer agent and registrar fees and expenses.....       20,000*

      Total..............................................     $265,000

 * Estimates



 ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").


 ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

      The following table sets forth information regarding all securities sold by the Registrant since its inception on January 18, 2000.

                                     Title Of    Number      Aggregate
 Class Of Purchasers  Date Of Sale   Securities  Securities  And Form
 -------------------  ------------   ----------  ----------  --------
 State Street         Jan. 24, 2000  Common      55,000      Complete
 Investors of                                                consideration
 Rockford, Inc.                                              $1,650,000

 East State Antique   Jan. 24, 2000  Common      10,000      Complete
 Mall Inc.                                                   consideration
                                                             $26,000

 Rockford Investors   Jan. 24, 2000  Common      20,250      Complete
 Inc.                                                        consideration
                                                             $82,500

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


 On August 15, 2000 the company stock was split 200 to 1. After completion of the stock split there are 17,050,000 shares of common stock outstanding. No other stock has been issued through December 31, 2001.



                          CONSIDERATION PAID BY EACH
                          PURCHASER IN EXCHANGE FOR
                           COMMON STOCK OF ABIDON

 SHARES BENEFICIALLY                Common Stock was exchanged as follows:
 OWNED PRIOR TO OFFERING
                                                State
                                                Street   Rockford    East
                                   # OF ABIDON Investors Investors  Antique
 NAME OF BENEFICIAL OWNER             SHARES    Stock     Stock     Stock

 Norman/Gloria Akelaitis              300,000     3

 Harvey/Juletta Bokath                400,000     4

 M.L. Brandon/Shirley Sutherland      100,000     1

 William/Dorothy Burgett              150,000    1.5

 James/Marcia Byrne                   200,000     2

 Evelyn Carlyle                       100,000     1

 Cloyd/Janet Dowell                   350,000    3.5

 C. Mark Elder                        200,000     2

 James A. Falconer                    300,000     3

 James M. Falconer                    100,000     1

 John/Linda Falconer                  100,000     1

 John/Maria Frisella                1,750,000     15          5

 Michael Fulling                      200,000     2

 Harris Trust                          50,000     .5

 Eugene Hayenga                       100,000     1

 Ruth Hayenga                         100,000     1

 Jenny Kliebe                         400,000     3           2

 Robert/Jeannette Kliebe              200,000     2

 Silva Ludwig                         200,000     2

 George Maurica                       100,000                 2

 Carl/Cheryl Miller                   200,000     2

 Ernest/Inez Miller                   100,000     1

 Howard Miller                      5,600,000     21         50        10

 Irvin/Palma Miller                   700,000     4           6

 Stanley/Delcie Miller              3,550,000     20         11        10

 Steve Noble                          650,000     6           1

 Nolan Rogers                         100,000                 2

 Henry/Vernita Watts                   50,000                 1

 Jerry/Harriet Wescott                200,000     2

 Wayne/Dessie Whitlow                 200,000    1.5          1

 Douglas/Patricia Wilburn             100,000     1

 Bobby Joe/Freida Whitlow             200,000     2


              Total Shares         17,050,000   110          81        20


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

 EXEMPTION FROM REGISTRATION

 Regulation D of the Security Act of 1933. Exemption for Limited Offers and Sales Without Regard to Dollar Amount of Offering - Reg. 230.506:

        (i) Limitation on number of purchasers. There are no more than or the issuer believes that there are no more than 35 purchasers of securities from the issuer in any offering under this section 230.506.

        (ii) Nature of purchasers. Each purchaser who is not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes that immediately prior to making any sale that such purchaser comes within this description.


 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                EXHIBIT INDEX

 EXHIBIT
 NUMBER     EXHIBIT TITLE

 EX-1.00    Underwriting Agreement

 EX-2.00 Plan of Acquisition, reorganization, arrangement, liquidation, or succession

 EX-2.01    Merger Agreement between UBuy2 Inc. and State Street
            Investors Inc., Rockford Investors Inc., and East State Antiques Mall, Inc.

 EX-2.02    Merger between UBuy2 Inc. and Rockford Investors Inc.

 EX-2.03    Minutes approving Merger between UBuy2 Inc. and
            Three Corporations

 EX-3.00    Certificate of Incorporation, UBuy2 Inc.

 EX-3.01    Certificate of Amendment, Abidon Inc.

 EX-3.02    Certificate of Amendment, change in Authorized Shares of Stock

 EX-3.03    Bylaws of Corporation

 EX-4.01    Copy of Stock Certificate

 EX-4.02    Copy of Rights of Investors

 EX-5.00    Opinion Regarding Legality *

 EX-10.00   Material Contracts Index - Leases

 EX-10.78   Mortgage Associated Commercial Mortgage Inc. and Abidon Inc.

 EX-10.79   Bank One, Illinois NA and Abidon Inc.

 EX-11.00   Consolidated Statement of Income Data

 EX-13.00   Annual Report to Stockholders

 EX-15.00   Letter Regarding Unaudited Interim Financial Information

 EX-21.00   Subsidiary of Registrant

 EX-23.00   Consent of Experts and Counsel


       * Filed by Amendment Number 2 to Registration Statement on January 15, 2002.

           All other Exhibits incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-75626) filed on December 20, 2001.

 ITEM 17.  UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 The undersigned registrant hereby undertakes:

 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 Virchow, Krause & Company, LLP
 Certified Public Accountants & Consultants
 ----------------------------------------------------------------------------
 December 7, 2001


 Stockholders and Board of Directors
 Abidon, Inc.
 Rockford, Illinois

 Enclosed you will find copies of the audited financial statements of Abidon, Inc. for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financials statements based on our audits.

 If management intends to reproduce and publish the financial statements and our report thereon, they must be reproduced in their entirety. We understand these financial statements will be used for a filing with the Securities Exchange Commission.

 The audited financial statements have been signed by Larry E. Everhart, CPA. Mr. Everhart is a partner with Virchow, Krause & Company, LLP and has the authority to sign the financial statements.

 Sincerely,


 Larry E. Everhart, CPA, Partner

 VIRCHOW, KRAUSE & COMPANY, LLP

 Enclosures

                                  SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockford, State of Illinois, on May 15, 2002.

                               ABIDON INC.
                               ------------------------
                               (Registrant)



                               /s/ Howard Miller
                               ------------------------
                               Howard Miller, President
                               By (Signature and Title)

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                               /s/ Stanley Miller
                               ------------------------
                               Stanley Miller
                               (Signature)

                               Secretary
                               ------------------------
                               (Title)

                               May 15, 2002
                               ------------------------
                               (Date)


 /s/ Howard Miller
 --------------------------------------
 Howard Miller, President, Chief
 Executive Officer and Director

 /s/ Stanley Miller
 --------------------------------------
 Stanley Miller, Secretary and Director

 /s/ Harvey D. Bokath
 --------------------------------------
 Harvey D. Bokath, Director

 /s/ John Frisella
 --------------------------------------
 John Frisella, Director